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                                                                     Exhibit 2.1







                     STOCK REDEMPTION AND PURCHASE AGREEMENT

                                      AMONG

                      ADVANCED LIGHTING TECHNOLOGIES, INC.,

                               RUUD LIGHTING, INC.

                                       AND

                                  ALAN J. RUUD,
                                   SUSAN RUUD,
                               THEODORE O. SOKOLY,
                               CHRISTOPHER A. RUUD
                                       and
                               CYNTHIA A. JOHNSON

                                November 14, 2001
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                                TABLE OF CONTENTS

                                                                            PAGE

1  THE TRANSACTION.............................................................1

     1.1  Redemption of Redeemed Shares........................................1
     1.2  Purchase and Sale of Purchased Shares................................2
     1.3  Purchase Price, Payment for Purchased Shares and Redeemed Shares.....2
     1.4  Adjustment to Redemption Price.......................................2
     1.5  Closing..............................................................4
     1.6  Deliveries and Proceedings at Closing................................5

2  REPRESENTATIONS AND WARRANTIES OF ADLT......................................7

     2.1  Title to RLI Shares..................................................7
     2.2  Organization and Qualification.......................................8
     2.3  Authorization and Enforceability.....................................8
     2.4  No Violation of Laws or Agreements...................................9
     2.5  Finder's Fees........................................................9

3  REPRESENTATION AND WARRANTIES OF ADLT
          CONCERNING RLI, KRAMER LIGHTING AND RUUD ITALY.......................9

     3.1  Organization and Qualification......................................10
     3.2  Authorization and Enforceability....................................10
     3.3  No Violation of Laws or Agreements..................................10
     3.4  Shares; Capitalization..............................................11
     3.5  No Subsidiaries.....................................................11
     3.6  Financial Statements................................................12
     3.7  Undisclosed Liabilities.............................................12
     3.8  No Changes..........................................................12
     3.9  Tax Matters.........................................................13
     3.10 Business; Assets....................................................15
     3.11 Litigation..........................................................15
     3.12 Contracts; Compliance...............................................16
     3.13 Permits ............................................................16
     3.14 Compliance With Laws................................................16
     3.15 Transactions with Related Parties...................................16
     3.16 Real Property.......................................................16
     3.17 Insurance...........................................................16


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     3.18 Patents and Intellectual Property Rights............................17
     3.19 Benefit Plans.......................................................18
     3.20 Compliance with Environmental Laws..................................20
     3.21 Environmental Liabilities...........................................20
     3.22 Kramer Lighting, Inc................................................21
     3.23 Ruud Lighting Italy.................................................25
     3.24 Finder's Fees.......................................................27
     3.25 Disclosure..........................................................27

4  REPRESENTATIONS AND WARRANTIES OF BUYERS...................................27

     4.1  Authorization and Enforceability....................................27
     4.2  No Violation of Laws or Agreements..................................28
     4.3  Investment..........................................................28
     4.4  Finder's Fees.......................................................29
     4.5  ADLT Share Ownership................................................29

5  COVENANTS..................................................................29

     5.1  Conduct of RLI Business Pending Closing.............................29
     5.2  Access, Information and Documents...................................31
     5.3  Preserve Accuracy of Representations and Warranties.................31
     5.4  Notice of Changes...................................................31
     5.5  ADLT Operations.....................................................31
     5.6  No Negotiations.....................................................32
     5.7  Other Covenants and Agreements......................................32

6  CONDITIONS TO CLOSING......................................................33

     6.1  Mutual Conditions Precedent.........................................33
     6.2  Conditions Precedent to Obligations of ADLT.........................34
     6.3  Conditions Precedent to the Obligations of the Buyers...............35

7  TAX MATTERS................................................................36

     7.1  Federal, State and Local Income Taxes...............................36
     7.2  Certain Content Rights..............................................36
     7.3  Termination of Prior Tax Sharing Agreements.........................36
     7.4  Cooperation.........................................................36
     7.5  Access to Records Following Closing.................................37


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8  TERMINATION................................................................37

     8.1   Termination........................................................37
     8.2   Effect of Termination..............................................38

9  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...............................38

     9.1   Survival of Representations........................................38
     9.2   Indemnification by the Buyers......................................38
     9.3   Indemnification by ADLT............................................39
     9.4   Minimum and Maximum Indemnification Claim..........................41
     9.5   Notice of Claims...................................................41
     9.6   Third Party Claims.................................................41
     9.7   Limitation on Damages; Insurance; Etc.; Effect of Knowledge........42
     9.8   Good Faith Effort to Settle Disputes...............................43
     9.9   Exclusivity........................................................43

10  MISCELLANEOUS.............................................................43

     10.1  Construction.......................................................43
     10.2  Notices............................................................44
     10.3  Successors and Assigns.............................................45
     10.4  Governing Law .....................................................45
     10.5  No Assignment .....................................................45
     10.6  Approvals and Actions by the Buyers................................45
     10.7  Amendment and Waiver; Cumulative Effect............................46
     10.8  Entire Agreement...................................................46
     10.9  Severability.......................................................46
     10.10 No Third Party Beneficiaries.......................................47
     10.11 Post Closing Services..............................................47
     10.12 Kramer Lighting Facility...........................................47
     10.13 Counterparts.......................................................47

                                    EXHIBITS

Exhibit A                 Purchase Price and Share Allocation
Exhibit B                 Form of Redemption Note
Exhibit C                 Form of Purchase Note
Exhibit D                 Form of License
Exhibit E                 Supply Agreement


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                                    SCHEDULES

Schedule 1.4         Balance Sheet
Schedule 2.1         Title to RLI Shares
Schedule 2.4         No Violation of Laws or Agreements; ADLT Consents
Schedule 3.1         Foreign Qualifications of RLI
Schedule 3.3         No Violation of Laws or Agreements of RLI,
                     RLI Consents
Schedule 3.4         Securities Rights
Schedule 3.5         Subsidiaries
Schedule 3.7         Other Liabilities
Schedule 3.8         Material Transactions
Schedule 3.9         Tax Matters
Schedule 3.10        Permitted Encumbrances
Schedule 3.11        Litigation
Schedule 3.12        Contracts
Schedule 3.15        Related Party Transactions
Schedule 3.16        Real Property
Schedule 3.17        Insurance
Schedule 3.18        Intellectual Property
Schedule 3.19        Benefit Plans
Schedule 3.20        Environmental Matters
Schedule 3.22(b)     Kramer Lighting - No Violation of Laws or Agreements
Schedule 3.22(c)     Kramer Lighting - Shares; Capitalization
Schedule 3.22(d)     Kramer Lighting - No Subsidiaries
Schedule 3.22(e)     Kramer Lighting - Tax Matters
Schedule 3.22(f)     Kramer Lighting - Receivables
Schedule 3.22(h)     Kramer Lighting - Litigation
Schedule 3.22(i)     Kramer Lighting - Contracts
Schedule 3.23(b)     Ruud Italy - No Violation of Laws or Agreements
Schedule 3.23(c)     Ruud Italy - Shares; Capitalization
Schedule 3.23(d)     Ruud Italy - No Subsidiaries
Schedule 5.7(a)      Microsun, Elkhorn and Metal Halide Assets to be Transferred
Schedule 9.1         Special Indemnity Survival Period


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                     STOCK REDEMPTION AND PURCHASE AGREEMENT

       THIS STOCK REDEMPTION AND PURCHASE AGREEMENT (together with the attached Schedules and Exhibits, the "Agreement") is entered into as of the 14th day of November, 2001 and is by and among Advanced Lighting Technologies, Inc., an Ohio corporation ("ADLT"), Ruud Lighting, Inc., a Wisconsin corporation ("RLI"), Alan
J. and Susan Ruud (the "Ruuds"), Theodore O. Sokoly ("Sokoly"), Christopher A. Ruud and Cynthia A. Johnson (the Ruuds, Sokoly, Christopher A. Ruud and Cynthia
A. Johnson are sometimes referred to herein individually as a "Buyer" and collectively as the "Buyers");


                                    RECITALS

       A. ADLT is the record and beneficial owner of 10,500 shares of common stock, par value $1.00 per share (the "RLI Shares"), which RLI Shares represent 100% of the issued and outstanding shares of the capital stock of RLI (the "RLI Capital Stock").

       B. RLI desires to redeem from ADLT, and ADLT desires to sell to RLI, the number of RLI Shares set forth opposite RLI's name on attached Exhibit A (collectively, the "Redeemed Shares") pursuant to the terms and conditions of this Agreement.

       C. Each of the Buyers desire to purchase from ADLT and ADLT desires to sell to such Buyer, the number of RLI Shares set forth opposite such Buyer's name on attached Exhibit A (the "Purchased Shares") pursuant to the terms and conditions of this Agreement.


                                    AGREEMENT

       In consideration of the recitals and the mutual agreements set forth below, the parties agree as follows:

       1. THE TRANSACTION.

          1.1 REDEMPTION OF REDEEMED SHARES. At the Closing provided for in section 1.5, and on the terms and conditions set forth in this Agreement, ADLT shall sell, assign, transfer and deliver all Redeemed Shares to RLI and RLI shall purchase the Redeemed Shares from ADLT for the consideration specified in section 1.3(a) below.

          1.2 PURCHASE AND SALE OF PURCHASED SHARES. At the Closing provided for in section 1.5, and on the terms and conditions set forth in this Agreement, ADLT shall sell, assign, transfer and deliver to each Buyer that number of Purchased Shares set forth opposite such Buyer's name on attached Exhibit A and each such Buyer shall purchase from ADLT the Purchased Shares for the consideration specified on attached Exhibit A and as set forth in section 1.3 below.

          1.3 PURCHASE PRICE, PAYMENT FOR PURCHASED SHARES AND REDEEMED SHARES.

              (a) PURCHASE PRICE OF PURCHASE SHARES AND REDEEMED SHARES. The purchase price for the Redeemed Shares shall be $28,000,000 (the "Redemption Price"). The aggregate purchase price for the Purchased Shares shall be $6,000,000 (the "Purchased Shares Price"). Accordingly, the aggregate purchase price for the Purchased Shares and the Redeemed Shares shall be $34,000,000 subject to adjustment as set forth in section 1.4 below (as adjusted, the "Purchase Price").

              (b) PAYMENT OF PURCHASE PRICE. The Redemption Price shall be paid by RLI to ADLT at Closing as follows: (a) $25,000,000 in immediately available funds by wire transfer and (b) through the delivery of a promissory note in the principal amount of $3,000,000 in substantially the same form as attached Exhibit B (the "Redemption Note"). The Purchased Shares Price shall be paid at Closing as follows: (a) $3,000,000 in immediately available funds by wire transfer and (b) through the delivery by each of the Buyers of a promissory note payable to ADLT in substantially the same form as attached Exhibit C (each a "Purchase Note" and collectively, the "Purchase Notes"). The cash payment amount for each Buyer and original principal amount of each Buyer's Note shall be in the amount set forth on attached Exhibit A.

          1.4 ADJUSTMENT TO REDEMPTION PRICE.

              (a) As promptly as practicable after the Closing Date, but in any case, prior to January 15, 2002 RLI, with the assistance of Clifton Gunderson, LLP, shall prepare and deliver to ADLT a closing balance sheet prepared as of the Closing (the "Closing Balance Sheet") and computed as if the transfers contemplated by sections 5.7(a) and (b) have been made (assuming for balance sheet purposes that one U.S. dollar = 2,000 Lire) and after eliminating the September 2, 2001 intercompany accounts, as contemplated by section 5.7(d).
The Closing Balance Sheet shall be prepared in a manner consistent with past practice and the consolidated balance sheet of RLI (which includes Kramer Lighting and Ruud Italy as defined in Section 5.7(b)) dated as of September 2,



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2001 which is attached as Schedule 1.4 (the "Balance Sheet"). The Closing
Balance Sheet shall contain a calculation of the "Consolidated Adjusted Closing Net Working Capital" and the "Consolidated Closing Funded Debt" as of the Closing Date prepared in a manner consistent with the calculation set forth on the Balance Sheet. For purposes hereof, the "Consolidated Adjusted Closing Net Working Capital" means consolidated current assets less consolidated current liabilities of RLI, Kramer Lighting and Ruud Italy, except that (i) no adjustment regarding reserves with respect to inventory or doubtful accounts from trade receivables in the Interim Balance Sheet shall be made; (ii) no amounts included in the Third Party Payments Amount (as defined below) shall be included in consolidated current liabilities; (iii) for purposes of calculating consolidated current liabilities, Consolidated Closing Funded Debt shall be excluded, but consolidated current liabilities shall include an amount equal to all Taxes (as defined in section 3.9 below) attributable to income earned or sales through the Closing Date (as defined in section 1.5 below) payable by RLI, Kramer Lighting or Ruud Italy. For purposes hereof, the "Consolidated Closing Funded Debt" means the consolidated funded debt and accrued interest (including any current portions thereof) of RLI, Kramer Lighting and Ruud Italy as of the Closing Date, excluding any funded debt incurred in whole or in part for payment of the Redemption Price or the Third Party Payments Amount.

              As used herein, "Third Party Payments Amount" means the amount of any RLI transaction expenses, including, without limitation, the fees and expenses of its legal counsel, accountants and other agents or representatives.

              Based on the foregoing calculation of Consolidated Adjusted Closing Net Working Capital, (i) if the Consolidated Adjusted Closing Net Working Capital exceeds the Target Net Working Capital, RLI shall pay to ADLT the difference and (ii) if the Consolidated Adjusted Closing Net Working Capital is less than the Target Net Working Capital, ADLT shall pay RLI the difference. As used herein, the "Target Net Working Capital" shall equal $17,493,362. Based on the foregoing calculation of Consolidated Closing Funded Debt, (i) if the Consolidated Closing Funded Debt exceeds the Target Funded Debt, ADLT shall pay RLI the difference and (ii) if the Consolidated Closing Funded Debt is less than the Target Funded Debt, RLI shall pay ADLT the difference. As used herein, the "Target Funded Debt" shall equal $9,188,130. In either case, the amount of such net payment to be made by ADLT or RLI, as the case may be, plus interest on such difference from the Closing Date to the date of payment at the prime rate of interest publicly announced by The Wall Street Journal, Midwest Edition on the Closing Date shall be referred to hereinafter as the "Adjustment to Redemption Price" and shall be payable by wire transfer of immediately available funds.

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              (b) If ADLT disputes the accuracy of the Consolidated Adjusted
Closing Net Working Capital or Consolidated Closing Funded Debt in any respect, it shall so notify RLI and the Buyers within 30 days of receipt of the Closing Balance Sheet of its disagreement, indicating the items which are being disputed (the "Disputed Items") and the reasons for such dispute. If ADLT fails to timely notify RLI and the Buyers as provided in the preceding sentence, payment of the Adjustment to Redemption Price shall be due and payable not later than 35 days after receipt by ADLT of the Closing Balance Sheet. ADLT and the Buyers shall make a good faith effort to resolve any Disputed Items, but if they are unable to do so, the remaining Disputed Items shall be presented to the Milwaukee, Wisconsin office of Arthur Andersen LLP or another firm of independent public accountants mutually acceptable to ADLT and the Buyers (the "Accountants"), to make a final written determination with respect to the correctness of each remaining Disputed Item (the "Final Determination"). The Accountants shall only consider the Disputed Items and in resolving any Disputed Item, the Accountants may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either party or less than the smallest value for such Disputed Item claimed by either party. The Accountants' Final Determination shall be based solely on presentations by ADLT and the Buyers (I.E., not an independent review) and on the definitions of Consolidated Adjusted Closing Net Working Capital and Consolidated Closing Funded Debt included herein. The Accountants shall make such determination within 30 days after the dispute is submitted to them, and their determination shall be final and binding upon the parties and entitled to be enforced to the fullest extent permitted by law and entered into any court of competent jurisdiction. The party that is required to pay the Adjustment to Redemption Price shall pay the other party such amount not later than 5 days after receipt of the Final Determination. One-half the fees and expenses of the Accountants in rendering the Final Determination opinion shall be payable by ADLT and one-half shall be payable by RLI.

              (c) At least 24 hours before Closing, RLI shall prepare and deliver a draft Closing Balance Sheet as of the effective date of Closing that sets forth an estimate of the Consolidated Adjusted Closing Net Working Capital and Consolidated Closing Funded Debt. Following receipt of any input from ADLT, the parties shall use the estimates to make a preliminary adjustment to the Redemption Price in accordance with the procedures set forth above. Upon delivery of the Closing Balance Sheet and the completion of the adjustment procedures set forth above, the parties will true up the preliminary adjustment and will promptly pay or return such amounts as is necessary to effect the economics of the adjustment to the Redemption Price contemplated by this section 1.4.

          1.5 CLOSING. The closing hereunder (the "Closing") shall take place at the offices of Reinhart Boerner Van Deuren s.c., or such other place as shall be agreed by the Buyers and ADLT, on December 7, 2001, effective at 12:01 a.m. on December 3, 2001, except that if all of the conditions to closing under section 6 shall not have been satisfied on or before December 7, 2001, then closing shall take place within six business days after all of the conditions to Closing under section 6 shall have been satisfied or waived in writing, at 10 a.m. local time or at such other time, date or place as the parties hereto agree (the date of the Closing is sometimes referred to herein as the "Closing Date").

          1.6 DELIVERIES AND PROCEEDINGS AT CLOSING.

              (a) DELIVERIES BY ADLT. ADLT shall deliver or cause to be delivered to the Buyers or RLI as applicable, at the Closing and shall cause RLI to deliver the documents required in section 1.6(b) below:

                  (i) Certificates representing the RLI Shares (with certificates representing the Redeemed Shares going to RLI and certificates representing the Purchased Shares going to the Buyers), duly endorsed or with stock powers duly executed in blank with all transfer taxes, if any, paid in full;

                  (ii) Good Standing certificates of ADLT and Kramer Lighting issued within ten days prior to Closing certified by the Secretary of State of the State of Ohio and the Secretary of States of the Commonwealth of Massachusetts and Rhode Island, as applicable, in form reasonably satisfactory to RLI;

                  (iii) Incumbency and specimen signature certificates signed by the officers of ADLT and Kramer Lighting and certified by the Secretary or Assistant Secretary of ADLT and Kramer Lighting;

                  (iv) True and correct copies of the charter documents (and all amendments thereto) of ADLT and Kramer Lighting in effect as of the Closing Date certified by the Secretary of State of the State of Ohio and the Secretary of State of the Commonwealth of Massachusetts, as applicable, and the Code of Regulations of ADLT (together with all amendments thereto) and the By-Laws of Kramer Lighting (together with all amendments thereto) certified by the Secretary or Assistant Secretary of ADLT and Kramer Lighting;

                  (v) Resolutions of the Board of Directors of ADLT authorizing the execution and delivery of this Agreement and each Other Agreement to which it is a party and the performance of the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of ADLT;

                  (vi) A certificate dated the Closing Date of an officer of ADLT certifying to the fulfillment of the conditions set forth in section 6.2;

                  (vii) The opinion of Cowden, Humphrey & Sarlson Co., L.P.A. in form reasonably satisfactory to Buyers' counsel;

                  (viii) The License, as defined in section 5.7(c) below, duly executed by ADLT;

                  (ix) The Supply Agreements, as defined in section 5.7(e) below, duly executed by ADLT; and

                  (x) Such other documents and agreements as the Buyers and their counsel may reasonably request.

              (b) DELIVERIES BY RLI. RLI shall deliver or cause to be delivered to Buyers at the Closing:

                  (i) Certificate of status of RLI, issued by the Wisconsin Department of Financial Institutions within ten days prior to Closing, in form reasonably satisfactory to the Buyers;

                  (ii) An incumbency and specimen signature certificate signed by the officers of RLI and certified by the Secretary or Assistant Secretary of RLI;

                  (iii) A true and correct copy of the Articles of Incorporation (and all amendments thereto) of RLI in effect as of the Closing Date certified by the Wisconsin Department of Financial Institutions and the By-Laws of RLI (together with all amendments thereto) certified by the Secretary or Assistant Secretary of RLI;

                  (iv) Resolutions of the Board of Directors of RLI authorizing the execution and delivery of this Agreement and each Other Agreement to which it is a party and the performance by RLI of the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of RLI;

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                  (v) A certificate dated the Closing Date certifying to the fulfillment of the conditions set forth in section 6.3 hereof;

                  (vi) The minute books, stock ledgers and corporate seal of RLI and each subsidiary (including Kramer Lighting and Ruud Italy) and all share certificates of each subsidiary representing shares of capital stock of such subsidiary owned by RLI;

                  (vii) The License, duly executed by RLI;

                  (viii) The Supply Agreements, duly executed by RLI; and

                  (ix) Such other agreements and documents as ADLT and its counsel may reasonably request.

              (c) DELIVERIES BY BUYERS. The Buyers shall deliver or cause to be delivered to ADLT at the Closing:

                  (i) From each Buyer a confirmation of a wire transfer made in accordance with written instructions provided by ADLT from such Buyer and a duly executed Purchase Note representing such Buyer's proportionate share of the Purchased Shares Price as set forth on Exhibit A; provided however, that if such instructions are not provided three (3) business days prior to the Closing, each Buyer may deliver a certified or bank check, payable to ADLT, in the amount of the required wire transfer;

                  (ii) Confirmation of a wire transfer from RLI in the amount of $25,000,000 made in accordance with written instructions provided by ADLT and a duly executed Redemption Note in the amount of $3,000,000, provided however, that if such instructions are not provided three business days prior to the Closing, RLI may deliver a certified or bank check, payable to the order of ADLT in the amount of $25,000,000;

                  (iii) The opinion of Reinhart Boerner Van Deuren s.c in form reasonably satisfactory to ADLT's Counsel;

                  (iv) Evidence reasonably satisfactory to ADLT of each Buyer's ability to deliver one share of ADLT common stock for each $2 in principal amount of such Buyer's Purchase Note; and

                  (v) Duly executed copies of such other documents and agreements provided for herein.

       2. REPRESENTATIONS AND WARRANTIES OF ADLT. ADLT represents and warrants to the Buyers that each of the following statements are true, complete and correct as of the date hereof and as of the Closing Date:

          2.1 TITLE TO RLI SHARES. ADLT is the record holder of the RLI Shares and except as set forth on Schedule 2.1, ADLT has legal, valid, beneficial and exclusive title to the RLI Shares, free of all Encumbrances (as defined below), and upon delivery of the RLI Shares at Closing against receipt of the Purchase Price to be delivered to ADLT, RLI and the Buyers, as applicable, shall acquire legal, valid and beneficial title to such RLI Shares, free of all Encumbrances. ADLT exclusively holds all rights and powers to vote the RLI Shares. The RLI Shares constitute all of the issued and outstanding shares of capital stock of RLI. "Encumbrance" or "Encumbrances" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement purchase right, option, put, call or other restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          2.2 ORGANIZATION AND QUALIFICATION. ADLT has been duly incorporated, and is validly existing as a corporation in good standing under the laws of the State of Ohio, has the requisite corporate power and authority to own or lease its property as it is now owned or leased and as it is now conducted. As used herein, "Material Adverse Effect" means, with respect to ADLT, RLI, Kramer Lighting or Ruud Italy, a Material Adverse Effect on the business, assets, financial condition, results of operations or prospects of ADLT, RLI, Kramer Lighting or Ruud Italy, as applicable, taken as a whole and on a consolidated basis (with respect to ADLT and RLI only). As used herein, the term "Person" means any person, corporation, association, partnership, limited liability company, trust, business trust, joint venture, unincorporated organization or any other legal entity and the term "Other Agreement" with respect to any party shall mean the other agreements and documents contemplated hereby to be executed and delivered by such party or any Affiliate thereof on or before the Closing. As used herein, "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. As used herein, the "knowledge of ADLT" or "ADLT's knowledge") means the actual knowledge of the executive officers of ADLT (other than Alan J. Ruud), Jim Bell and Dana Johnson.

          2.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by ADLT of this Agreement have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by ADLT and constitutes, and each Other Agreement which is to be executed and delivered by ADLT when executed and delivered by ADLT shall constitute, the legal, valid and binding obligation of ADLT enforceable against ADLT in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          2.4 NO VIOLATION OF LAWS OR AGREEMENTS. Except as set forth on
Schedule 2.4, none of the execution and delivery of this Agreement or any Other Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by ADLT will: (a) contravene any provision of the Amended and Restated Articles of Incorporation or Code of Regulations of ADLT; (b) conflict with, result in a breach of or constitute a default or an event of default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any term, condition or provision of, or result in the termination or loss of any right (or give others the right to cause such a termination or loss) under, any material license or franchise, or any other Contract (as such term is defined in section 3.13), to which ADLT is a party or by which ADLT's assets may be bound or affected; (c) violate any Law (as defined in section 3.15) or violate any judgment or order of any court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality, whether federal, state, local or foreign ("Governmental Body") to which ADLT or any of its subsidiaries is subject; (d) result in the creation or imposition of any Encumbrance upon any assets of ADLT or give to others any interests or rights therein; or (e) result in the maturation or acceleration of any indebtedness of ADLT or its Affiliates for borrowed money (or give others the right to cause such a maturation or acceleration). Except as set forth on Schedule 2.4 (collectively, the "Consents"), no material consent, approval, declaration or authorization of, or registration or filing with, any Person (including any Governmental Body) is required in connection with the execution and delivery by ADLT of this Agreement or the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by ADLT.

          2.5 FINDER'S FEES. Neither ADLT nor any of ADLT's officers, directors or employees has employed any broker or finder or incurred any Liability (as defined in section 3.7 below) for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein. Neither ADLT nor any of ADLT's officers, directors or employees has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

       3. REPRESENTATION AND WARRANTIES OF ADLT CONCERNING RLI, KRAMER LIGHTING AND RUUD ITALY. ADLT represents and warrants to Buyers that each of the following statements are true, complete and correct as of the date hereof and as of the Closing Date:

          3.1 ORGANIZATION AND QUALIFICATION. RLI has been duly incorporated, and is in active status under the laws of the State of Wisconsin, has the requisite corporate power and corporate authority to own or lease its property as it is now owned or leased and as it is now conducted. Except as set forth in
Schedule 3.1, RLI is duly qualified to transact business and is in good standing as a foreign corporation in those jurisdictions set forth on Schedule 3.1, which are the only jurisdictions wherein the conduct of its business or leasing of property requires such qualification, except to the extent that failure to be so qualified or be in good standing would not have a Material Adverse Effect on RLI.

          3.2 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by RLI of this Agreement have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by RLI and constitutes, and each Other Agreement which is to be executed and delivered by RLI when executed and delivered by RLI shall constitute, the legal, valid and binding obligation of RLI enforceable against RLI in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          3.3 NO VIOLATION OF LAWS OR AGREEMENTS. Except as set forth on
Schedule 3.3, none of the execution and delivery of this Agreement or any Other Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by RLI will: (a) contravene any provision of the Articles of Incorporation or By-Laws of RLI, (b) to the knowledge of ADLT, conflict with, result in a breach of or constitute a default or an event of default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any term, condition or provision of, or result in the termination or loss of any right (or give others the right to cause such a termination or loss) under, any material license or franchise, or any other Contract, to which RLI is a party or by which RLI's assets may be bound or affected; (c) to the knowledge of ADLT, violate any Law or violate any judgment or order of any Governmental Body to which RLI or any of its subsidiaries is subject; (d) result in the creation or imposition of any Encumbrance upon any assets of RLI or give to others any interests or rights therein; or (e) result in the maturation or acceleration of any indebtedness of RLI or its Affiliates for borrowed money (or give others the right to cause such a maturation or acceleration). Except as set forth on Schedule 3.3, to the knowledge of ADLT, no Consent of any Person (including any Governmental Body) is required in connection with the execution and delivery by RLI of this Agreement or the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by RLI. For the purposes of this Agreement, the term "Contract" shall mean any contract or agreement which could reasonably be expected to involve the payment or receipt of amounts in excess of $200,000.

          3.4 SHARES; CAPITALIZATION. The authorized capital stock of RLI consists solely of 56,000 shares of common stock, $1.00 par value per share, of which 10,500 shares are issued and outstanding. Except as set forth on Schedule 3.4, there are no Securities Rights with respect to any RLI Shares nor are there any securities convertible into or exchangeable for any RLI Capital Stock or any other Security Rights with respect to any unissued RLI Capital Stock. "Securities Right" means any option, warrant, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to any RLI Shares, Kramer Lighting Shares or Ruud Italy Shares. "Security Right" means any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting rights with respect to any capital stock of the issuer, whether issued or unissued, or any other security convertible into or exchangeable for capital stock of the issuer conferred by statute, by the issuer's governing documents or by agreement, including any subscription right, option, preemptive purchase right or registration right. All of the RLI Shares are (a) validly issued, fully paid and nonassessable, except as set forth in Wisconsin statutes section 180.0622(2)(b), as judicially interpreted and (b) were not issued in violation of the terms of any agreement or other understanding of RLI.

          3.5 NO SUBSIDIARIES. Except for Ruud Italy and Kramer Lighting, RLI has no direct or indirect subsidiaries. Except as set forth on Schedule 3.5, to the knowledge of ADLT, RLI does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities. The term "subsidiary" (or its plural) as used in this Agreement with respect to RLI, ADLT or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which RLI, ADLT or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, greater than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          3.6 FINANCIAL STATEMENTS. ADLT has previously delivered to Buyers (a) the consolidated, audited balance sheets, income statements and retained earnings and statements of cash flows for ADLT and its subsidiaries, together with the accompanying footnotes, for the twelve month periods ("Audited Annual Statement") ended June 30, 2001 and 2000 and (b) consolidated, unaudited balance sheets, income statements and retained earnings and statements of cash flows for RLI, Kramer Lighting and Ruud Italy for the two-month period ending September 2, 2001 (the "Interim Financial Statements" and the consolidated RLI balance sheet as of September 2, 2001 is sometimes referred to herein as the "Interim Balance Sheet"). The Audited Annual Statement has been prepared in accordance with GAAP on a consistent basis throughout the indicated periods (except for changes required as a result of changes in GAAP) and fairly present in all material respects the financial condition, assets and liabilities and results of operations and cash flows of ADLT, in accordance with GAAP at the dates and for the periods indicated. The Interim Financial Statements have been prepared on a basis consistent with the financial statements of RLI, Kramer Lighting and Ruud Italy used in the preparation of the Audited Annual Statement (excluding notes and normal year-end adjustments).

          3.7 UNDISCLOSED LIABILITIES. Except as disclosed in the Interim Balance Sheet and as otherwise disclosed in Schedule 3.7 hereto, to the knowledge of ADLT, neither RLI nor Kramer Lighting have any Liabilities, other than Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet. For purposes hereof, "Liabilities" means material liabilities of any nature whatsoever (whether absolute, fixed, contingent or otherwise), whether due or to become due, whether incurred directly to or by any predecessor, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition.

          3.8 NO CHANGES. Except as set forth in Schedule 3.8 and except for payment of the Redemption Price, since September 2, 2001, there has not been any declaration or payment of any dividend or other distribution on or with respect to, or redemption or purchase by RLI, of any shares of RLI Capital Stock, including any of the RLI Shares. Since September 2, 2001, there has been no:

(a) to the knowledge of ADLT, material adverse change in the financial condition, assets, Liabilities, net worth, business or prospects of RLI or Kramer Lighting; (b) damage or destruction to any material asset of RLI or Kramer Lighting, not covered by insurance; (c) to the knowledge of ADLT, asset acquisition or expenditure, including capital expenditure, in excess of $25,000 in the aggregate which is not reflected on the Interim Balance Sheet; (d) to the knowledge of ADLT, amendment to any RLI Plan (as defined in section 3.19) which would be reasonably expected to increase the annual expense of RLI in respect of such RLI Plan by an amount in excess of $100,000; (e) to the knowledge of ADLT, disposition of any assets of RLI or Kramer Lighting (other than the Elkhorn assets and Microsun inventory as described in section 5.7(b) the transfer of the Kramer Lighting Property as described in sections 5.7(a), and the disposition of inventory in the ordinary course of business) with an aggregate value in excess of $25,000; (f) borrowing of any amount or incurrence of any material Liabilities, except (i) amounts borrowed or Liabilities incurred in the ordinary course of business or under contracts entered into in the ordinary course of business which are reflected in the books and records of RLI and will be reflected in the Interim Financial Statements; and (ii) any debt incurred in whole or in part for payment of the Redemption Price or the Third Party Payments amount; (g) imposition of any material Encumbrance, on any portion of RLI's or Kramer Lighting's assets, except for Permitted Encumbrances; (h) failure by RLI or Kramer Lighting to pay its debts and Liabilities, including Taxes, fees, levies and assessments, in the ordinary course of business as they have matured;
(i) material change in any method of accounting or accounting practice; (j) any action in anticipation of the consummation of the transactions contemplated by this Agreement which could materially impair the business or assets of RLI or Kramer Lighting after the Closing Date; or (k) agreement or commitment to do any of the foregoing.

          3.9 TAX MATTERS. Unless the context otherwise requires, for purposes of this section 3.9, references to RLI shall include a reference to (a) the subsidiaries of RLI as of the Closing Date (and the combined or consolidated group including RLI) or RLI as of the Closing Date and (b) any other current or former subsidiary, Affiliate, predecessor entity or joint venture with respect to which (i) RLI or the subsidiaries are liable for Taxes attributable to such entity, (ii) taxes of such entity or the failure to file Tax Returns by such entity could cause an encumbrance on the assets of the RLI or the subsidiaries or (iii) the tax positions of such entity which are binding upon the RLI.

              As used herein, "Tax" or "Taxes" mean (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital, profits, license, single business, lease, service, service use, withholding, payroll, employment, excise, severance, staff, occupation, premium, property, windfall profits, customs, duties or other Taxes of any kind whatsoever, together with interest and any penalties, additions to Tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee (where such transferee status arose prior to the Closing Date), being a member of an affiliated, consolidated, combined or unitary group for any period beginning prior to the Closing Date, and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement entered into prior to the Closing Date (excluding for this purpose any Liability under a lease that passes through expenses including Taxes).

                  (a) RLI has filed all foreign, federal, state and local tax returns ("Tax Returns") that are required to be filed by it or has requested extensions thereof (except in any case in which failure to do so would not have a Material Adverse Effect on RLI) and has paid all Taxes (whether or not shown on any Tax Return) required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty which is reflected as a Liability on the Closing Balance Sheet. All such Tax Returns were correct and complete in all respects. No director or officer of ADLT (or employee responsible for Tax matters) expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed on RLI. RLI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder, or other third party.

                  (b) To the knowledge of ADLT, RLI has not received from the Internal Revenue Service or from any other taxing authority from any state, foreign, county, local or other jurisdiction a notice of underpayment of Taxes, a proposed assessment of Tax, a proposed adjustment to any Tax Return filed or other deficiency that is pending or has not be paid or resolved. To the knowledge of ADLT, no claim has ever been made by an authority in a jurisdiction where RLI does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction.

                  (c) Except as set forth on Schedule 3.9, neither RLI nor any Affiliate of RLI has waived restrictions on assessment or collection of Taxes or executed a waiver or consented to the extension of any statute of limitations for federal income or other Tax Liability that remains outstanding. Except as set forth on Schedule 3.9, neither RLI nor any RLI Affiliate in respect of RLI has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under section 280G or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). There are no Encumbrances on any of the assets of RLI that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (d) There are no tax sharing agreements, tax allocation agreements, tax indemnification or other similar agreements entered into by RLI. RLI will not and is not responsible for material Taxes of any other person (i) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as transferee or (iii) by contract.

                  (e) RLI will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local of foreign income Tax law); (ii) "Closing Agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

                  (f) The tax basis as of September 2, 2001 of the RLI Shares and the outstanding capital stock of Kramer Lighting and Ruud Italy are as set forth on Schedule 3.9 and since that date other than as contemplated by this Agreement, there have been no material acquisitions or dispositions of assets outside of RLI's ordinary course of business.

          3.10 BUSINESS; ASSETS. RLI is engaged in the business of manufacturing lighting systems and direct marketing lighting systems and lighting system components to commercial, industrial and retail users (collectively, the "Business"). RLI has good and marketable title to all of its personal property and valid leasehold interests in all of its leased personal property and none of such personal property is subject to any Encumbrance except Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" means: (a) liens for governmental charges that are not yet due and payable; (b) Encumbrances identified in Schedule 3.10; and (c) Encumbrances which do not materially and adversely affect the value of such property (and are reflected on the Interim Balance Sheet) and do not interfere materially with the use made of such property by RLI or Kramer Lighting, as applicable.

          3.11 LITIGATION. Except as set forth on Schedule 3.11, to the knowledge of ADLT, there are no actions, suits, investigations, claims or proceedings of any nature or kind whatsoever ("Litigation") pending, to which RLI is a party or to which the RLI Shares or any of RLI's assets are subject, or, to the knowledge of ADLT, threatened against RLI or its assets, which could reasonably be expected to (a) result in a liability, or the impairment of any asset, in excess of $100,000, in any individual instance or in excess of $250,000, in the aggregate, or (b) materially and adversely affect the Business or the operations of RLI or the transactions contemplated by this Agreement or any Other Agreement. There are no outstanding judgments, decrees or orders of any Governmental Body against or affecting RLI, the RLI Shares, the Business or RLI's assets. RLI has not commenced and does not have pending any material action, suit or proceeding against any third party.

          3.12 CONTRACTS; COMPLIANCE. Except as disclosed on Schedule 3.12, to ADLT's knowledge, RLI and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and, to the knowledge of ADLT, no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder.

          3.13 PERMITS. To ADLT's knowledge, RLI holds and is in compliance in all material respects with all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under all Laws, in connection with the operation of RLI's assets and the Business (collectively, the "Permits") and each of such Permits is in full force and effect, except for any failure to comply which would not have a Material Adverse Effect on RLI. To the knowledge of ADLT, no notice of (a) cancellation of or default, dispute or complaint concerning any Permit or (b) any event, condition or state of facts described in the preceding sentence, has been received by RLI, in either case, which would reasonably be expected to have a Material Adverse Effect on RLI.

          3.14 COMPLIANCE WITH LAWS. To ADLT's knowledge, RLI has received no notice that it is and, to the knowledge of ADLT, RLI is not, in violation in any material respect of any applicable foreign, federal, state and local statutes, laws, ordinances, rules or regulations (collectively, "Laws"), and, to the knowledge of ADLT, no event has occurred or condition or state of facts exists that could give rise to any such violation.

          3.15 TRANSACTIONS WITH RELATED PARTIES. Except as disclosed on
Schedule 3.15 or as specifically contemplated hereunder, at Closing neither ADLT nor any of its affiliates will owe any amounts to or have any outstanding contracts or commitments with RLI, Kramer Lighting or Ruud Italy.

          3.16 REAL PROPERTY. For purposes of this Agreement, "Owned Real Property" means the RLI facility at Racine, WI. For purposes of this Agreement, "Leased Real Property" means the RLI Facility in Elkhorn and the Kramer Lighting facility in Fall River, MA ("Leased Real Property," collectively with the Owned Real Property, the "Real Property"). Except as set forth in Schedule 3.16, RLI has good and marketable title in fee simple to all Owned Real Property and valid leasehold interests in all Leased Real Property. Except as described in Schedule 3.16, to the knowledge of ADLT, there are no leases, subleases, tenancies or other rights of occupancy affecting all or any part of the Owned Real Property, and, to the knowledge of ADLT, RLI has not granted any options to purchase or otherwise acquire, and there are no outstanding offers to purchase, all or any part of the Owned Real Property. To the knowledge of ADLT, RLI has not received any written or oral notice of assessments for public improvements or condemnation against any Real Property.

          3.17 INSURANCE. Schedule 3.17 sets forth a complete list of all policies of insurance (collectively, the "Insurance Policies") of which RLI is the owner, insured or beneficiary or programs of self insurance and identifies whether such policies are claims made or occurrence policies. All premiums under the Insurance Policies have been paid in accordance with the terms of the policies and there are no deposits or other amounts for the benefit of RLI held by any third party relating to any insurance or self insurance program of RLI. There have been no defaults with respect to any provision contained in any such Insurance Policies, nor has there been any failure to give any notice or present any unresolved claim under any such policies in a timely fashion or in the manner or detail required by the Insurance Policies. Since January 1, 2001, no notice of cancellation or non-renewal with respect to, or disallowance of any unresolved claim under, or material increase of the premium for any such insurance policy has been received by RLI except in the ordinary course of business. Schedule 3.17 describes any program of self-insurance maintained by RLI or by any Affiliate of RLI for or on behalf of RLI.

          3.18 PATENTS AND INTELLECTUAL PROPERTY RIGHTS.

              (a) To the knowledge of ADLT, Schedule 3.18 contains a complete list of all trademark rights, trademark applications, trademark registrations, service marks, trade names and brand names, copyright registrations and copyright applications, letters, domain names, patent, patent applications, logos and licenses (except for licenses not material to the Business) used in the Business including the expiration dates, if any, of each such intellectual property right.

              (b) To the knowledge of ADLT, RLI owns or possesses, or can acquire on reasonable terms, the right to use, in the manner and geographic area currently used, (i) the intellectual property rights identified pursuant to subparagraph (a) above and (ii) any other processes, know-how and related know-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, shop and royalty rights and other similar types of proprietary intellectual property, and all research and development related to the Business (collectively, "Intellectual Property Rights") currently used in the Business and RLI has not received any notice of, nor does it have any reasonable belief that its use constitutes, a material infringement of or conflict with asserted rights of any third party with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse change in the condition, financial or otherwise, or Business of RLI. The parties acknowledge that RLI owns all design and other Intellectual Property Rights attributable to any services performed for RLI by ADLT or its Affiliates on optical systems, including the "world streetlight optics."

          3.19 BENEFIT PLANS.

              (a) BENEFIT PLANS; RLI PLANS. To the knowledge of ADLT, Schedule
3.19 discloses all written "employee benefit plans" within the meaning of section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder ("ERISA"), and any other written profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, whether or not so disclosed, a "Benefit Plan"), whether or not funded, (i) currently maintained or sponsored by RLI or Kramer Lighting, (ii) with respect to which RLI or Kramer Lighting (or the Buyers with respect to RLI) has or may have Liability or is obligated to contribute, [a] that otherwise covers any of the current or former employees of RLI or its Affiliates, including Kramer Lighting, or [b] as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "RLI Plan").

              (b) RLI GROUP MATTERS; FUNDING. Since January 1, 1998, neither RLI nor any corporation that may be aggregated with RLI under Code sections 414(b),
(c), (m) or (o) (the "RLI Group") has had or will have any obligation to contribute to or any direct or indirect Liability under or with respect to any Benefit Plan of the type described in Code section 413(c) except in connection with the transaction contemplated by this Agreement. Since January 1, 1998, RLI has not had any Liability, and after the Closing RLI will not have any Liability, with respect to any Benefit Plan of any other member of the RLI Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the Pension Benefit Guaranty Corporation (the "PBGC"), withdrawal Liability or otherwise which Liability is material to RLI, except in connection with the transactions contemplated by this Agreement. Since January 1, 1998, no accumulated funding deficiency (as defined in ERISA section 302 and Code section 412) has existed nor has any funding waiver from the IRS been received or requested with respect to any RLI Plan or any Benefit Plan of any member of the RLI Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans and which would have a Material Adverse Effect on RLI.

              (c) COMPLIANCE. To the knowledge of ADLT and except as such non-compliance would not have a Material Adverse Effect on RLI, since January 1, 1998 each of the RLI Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To the knowledge of ADLT, since January 1, 1998 no RLI Plan is or is proposed to be under audit or investigation, and no completed audit of any RLI Plan has resulted in the imposition of any Tax, fine or penalty.

              (d) QUALIFIED PLANS. To the knowledge of ADLT, Schedule 3.19 discloses each RLI Plan that purports to be a qualified plan under Code section 401(a) and exempt from United States federal income Tax under Code section 501(a) (whether or not so disclosed, a "Qualified Plan"). With respect to each Qualified Plan, ADLT had filed, or will file no later than December 31, 2001, for a determination letter from the Internal Revenue Service that the Qualified Plan is qualified under Code section 401(a) and the trust for the Qualified Plan is exempt from tax under Code section 501(a). ADLT represents that it will take any action necessary to amend or change the Qualified Plan as may be requested by the Internal Revenue Service as a condition of providing a favorable determination letter, that ADLT will take all actions necessary to retain the qualified status of the Qualified Plan until RLI transfers Qualified Plan assets attributable to employees of RLI and Kramer Lighting to a new retirement plan established by RLI and that ADLT will comply with the new requirements of Code section 414(l) and will take any action necessary to facilitate the transfer of assets from the Qualified Plan to the retirement plan established by RLI. To the knowledge of ADLT, no member of RLI Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has, since January 1, 1998, done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

              (e) NO DEFINED BENEFIT PLANS. No RLI Plan is a defined benefit plan within the meaning of ERISA section 3(35) (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of RLI Group has been terminated or partially terminated since January 1, 1998. Since January 1, 1998, no member of RLI Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Code sections 414(b), (c), (m) or (o).

              (f) MULTIEMPLOYER PLANS. Since January 1, 1998, to the best knowledge of ADLT, except for amendments to RLI Plans in connection with the transactions contemplated by this Agreement, no RLI Plan has constituted a multiemployer plan within the meaning of ERISA section 3(37) or section 4001(a)(3) (a "Multiemployer Plan"). Since January 1, 1998, to the best knowledge of ADLT, except for amendments to RLI Plans in connection with the transactions contemplated by this Agreement, no member of RLI Group has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan. Since January 1, 1998, no RLI Plan has covered any employees of any member of RLI Group in any foreign country or territory.

              (g) PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES; POST-RETIREMENT BENEFITS. Since January 1, 1998, no prohibited transaction (within the meaning of ERISA section 406 and Code section 4975) with respect to any RLI Plan has existed or has occurred that could subject RLI to any Liability or Tax under
Part 5 of Title I of ERISA or Code section 4975, except in connection with the transactions contemplated by this Agreement. Since January 1, 1998, neither RLI nor, to the knowledge of ADLT, any administrator or fiduciary of any RLI Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject RLI to any Liability for a breach of fiduciary or other duty under ERISA or any other applicable Law, except in connection with the transactions contemplated by this Agreement. Since January 1, 1998, except as required under Code section 4809B and except as disclosed on
Schedule 3.19, since January 1, 1998 no post-retirement benefits are provided under any RLI Plan that is a welfare benefit plan as described in ERISA section 3(1).

          3.20 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as described on
Schedule 3.20, since January 1, 1998 RLI (a) is in compliance with any applicable Law relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including common law nuisance, property damage and similar common law theories ("Environmental Law"), (b) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its Business and (c) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on RLI.

          3.21 ENVIRONMENTAL LIABILITIES. To the knowledge of ADLT, since January 1, 1998, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with any Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on RLI.

          3.22 KRAMER LIGHTING.

              (a) ORGANIZATION AND QUALIFICATION. Kramer Lighting has been duly incorporated, and is validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has the requisite corporate power and corporate authority to own or lease its property as it is now owned or leased and as it is now conducted. Kramer Lighting is duly qualified to transact business and is in good standing as a foreign corporation in the State of Rhode Island.

              (b) NO VIOLATION OF LAWS OR AGREEMENTS. Except as set forth on
Schedule 3.22(b), none of the execution and delivery of this Agreement or any Other Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Kramer Lighting will: (a) contravene any provision of the Articles of Incorporation or By-Laws of Kramer Lighting, (b) to the knowledge of ADLT, conflict with, result in a breach of or constitute a default or an event of default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any term, condition or provision of, or result in the termination or loss of any right (or give others the right to cause such a termination or loss) under, any material license or franchise, or any other Kramer Lighting Contract, to which Kramer Lighting is a party or by which Kramer Lighting's assets may be bound or affected; (c) to the knowledge of ADLT, violate any Law or violate any judgment or order of any Governmental

Body to which Kramer Lighting is subject; (d) result in the creation or imposition of any Encumbrance upon any assets of Kramer Lighting or give to others any interests or rights therein; or (e) result in the maturation or acceleration of any indebtedness of Kramer Lighting or its Affiliates for borrowed money (or give others the right to cause such a maturation or acceleration).

              (c) SHARES; CAPITALIZATION. The authorized capital stock of Kramer Lighting consists solely of 200,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding (the "Kramer Lighting Shares"). Except as set forth on Schedule 3.22(c), there are no Securities Rights with respect to any Kramer Lighting Shares nor are there any securities convertible into or exchangeable for any Kramer Lighting capital stock or any other Security Rights with respect to any unissued Kramer Lighting capital stock. All of the Kramer Lighting Shares are (i) validly issued, fully paid and nonassessable and (ii) were not issued in violation of the terms of any agreement or other understanding of Kramer Lighting.

              (d) NO SUBSIDIARIES. Kramer Lighting has no direct or indirect subsidiaries. Except as set forth on Schedule 3.22(d), to the knowledge of ADLT, Kramer Lighting does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

              (e) TAX MATTERS.

                  (i) Kramer Lighting has filed all Tax Returns that are required to be filed by it or has requested extensions thereof (except in any case in which failure to do so would not have a Material Adverse Effect on Kramer Lighting) and has paid all Taxes (whether or not shown on any Tax Return) required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty which is reflected as a Liability on the Closing Balance Sheet. All such Tax Returns were correct and complete in all respects. No director or officer of Kramer Lighting (or employee responsible for Tax matters) expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed on Kramer Lighting. Kramer Lighting has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder, or other third party.

                  (ii) Except as set forth on Schedule 3.9, Kramer Lighting has not received from the Internal Revenue Service or from any other taxing authority from any state, foreign, county, local or other jurisdiction a notice of underpayment of Taxes, a proposed assessment of Tax, a proposed adjustment to any Tax Return filed or other deficiency that is pending or has not be paid or resolved. No claim has ever been made by an authority in a jurisdiction where Kramer Lighting does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction.

                  (iii) Except as set forth on Schedule 3.9, neither Kramer Lighting nor any Affiliate of Kramer Lighting has waived restrictions on assessment or collection of Taxes or executed a waiver or consented to the extension of any statute of limitations for federal income or other Tax Liability that remains outstanding. Except as set forth on Schedule 3.9, neither Kramer Lighting nor any Kramer Lighting Affiliate in respect of Kramer Lighting has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under section 280G or 162(m) of the Code. There are no Encumbrances on any of the assets of Kramer Lighting that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (iv) There are no tax sharing agreements, tax allocation agreements, tax indemnification or other similar agreements entered into by Kramer Lighting. Kramer Lighting will not and is not responsible for material Taxes of any other person (A) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as transferee or (C) by contract.

                  (v) Kramer Lighting will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local of foreign income Tax law); (ii) "Closing Agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

              (f) RECEIVABLES. To the knowledge of ADLT, all Kramer Lighting trade and other accounts receivable, whether included in the Financial Statements or created after June 30, 2001, arose from bona fide sale transactions of Kramer Lighting, and, except as disclosed on Schedule 3.22(f), to the knowledge of ADLT, no portion of any such receivable is subject to counterclaim, defense or set off or is otherwise in dispute.

              (g) ASSETS. Kramer Lighting has good and marketable title to all of its personal property and valid leasehold interests in all of its leased personal property and none of such personal property is subject to any Encumbrance except Permitted Encumbrances.

              (h) LITIGATION. Except as set forth on Schedule 3.22(h), to the knowledge of ADLT, there is no Litigation pending, to which Kramer Lighting is a party or to which the Kramer Lighting Shares or any of Kramer Lighting's assets are subject, or threatened against Kramer Lighting or its assets, which could reasonably be expected to (a) result in a liability, or the impairment of any asset, in excess of $100,000, in any individual instance or in excess of $250,000, in the aggregate, or (b) materially and adversely affect the business or the operations of Kramer Lighting or the transactions contemplated by this Agreement or any Other Agreement. To the knowledge of ADLT, there are no outstanding judgments, decrees or orders of any Governmental Body against or affecting Kramer Lighting, the Kramer Lighting Shares, the business of Kramer Lighting or Kramer Lighting's assets. To the knowledge of ADLT, Kramer Lighting has not commenced and does not have pending any material action, suit or proceeding against any third party.

              (i) CONTRACTS; COMPLIANCE. To the knowledge of ADLT, each Kramer Lighting Contract is a legal, valid and binding obligation of Kramer Lighting and is in full force and effect. Except as disclosed on Schedule 3.22(i), to ADLT's knowledge, Kramer Lighting and each other party to each Kramer Lighting Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and, to the knowledge of ADLT, no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder.

              (j) PERMITS. To the knowledge of ADLT, Kramer Lighting holds and is in compliance in all material respects with all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under all Laws, in connection with the operation of Kramer Lighting's assets and its business (collectively, the "Kramer Lighting Permits") and each of such Kramer Lighting Permits is in full force and effect, except for any failure to comply which would not have a Material Adverse Effect on Kramer Lighting. To the knowledge of ADLT, no notice of (a) cancellation of or default, dispute or complaint concerning any Kramer Lighting Permit or (b) any event, condition or state of facts described in the preceding sentence, has been received by Kramer Lighting, in either case, which would reasonably be expected to have a Material Adverse Effect on Kramer Lighting.

              (k) COMPLIANCE WITH LAWS. To the knowledge of ADLT, Kramer Lighting has received no notice that it is and, to the knowledge of ADLT, Kramer Lighting is not, in violation in any material respect of any Laws, and, to the knowledge of ADLT, no event has occurred or condition or state of facts exists that could give rise to any such violation.

              (l) ENVIRONMENTAL LAWS. Kramer Lighting is in compliance with all applicable Environmental Laws, and, to ADLT's knowledge, has received and is in compliance with all permits, licenses or other approvals required under applicable Environmental Laws except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on RLI. There are not costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with any Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on RLI.

       3.23 RUUD ITALY.

                  (a) ORGANIZATION AND QUALIFICATION. Each of Burmann S.r.l. and Ruud Lighting Europe S.r.l. is a limited liability company duly organized, validly existing and in good standing under the laws of Italy and has the requisite power and authority to own or lease its properties and conduct its business as they are now owned or leased and as it is now conducted.

                  (b) NO VIOLATION OF LAWS OR AGREEMENTS. To the knowledge of ADLT, except as set forth on Schedule 3.23(b), none of the execution and delivery of this Agreement or any Other Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Ruud Italy will: (a) contravene any provision of the charter documents of Ruud Italy,
(b) conflict with, result in a breach of or constitute a default or an event of default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any term, condition or provision of, or result in the termination or loss of any right (or give others the right to cause such a termination or loss) under, any material license or franchise, or any other material agreement, to which Ruud Italy is a party or by which Ruud Italy's assets may be bound or affected; (c) violate any Law or violate any judgment or order of any Governmental Body to which Ruud Italy or any of its subsidiaries is subject; (d) result in the creation or imposition of any Encumbrance upon any assets of Ruud Italy or give to others any interests or rights therein; or (e) result in the maturation or acceleration of any indebtedness of Ruud Italy or its Affiliates for borrowed money (or give others the right to cause such a maturation or acceleration).

                  (c) SHARES; CAPITALIZATION. The authorized capital of Burmann S.r.l. consists solely of share capital of 20,000,000 lire all of which sharecapital is issued and outstanding and the authorized capital of Ruud Lighting Europe S.r.l. consists solely of share capital of 199,000,000 lire all of which capital is issued and outstanding (collectively, the "Ruud Italy Shares"). To the knowledge of ADLT, except as set forth on Schedule 3.23(c), there are no Securities Rights with respect to any Ruud Italy Shares nor are there any securities convertible into or exchangeable for any Ruud Italy capital stock or any other Security Rights with respect to any unissued Ruud Italy capital stock.

                  (d) NO SUBSIDIARIES. Burmann S.r.l. has no direct or indirect subsidiaries other than Ruud Lighting Europe S.r.l. Except as set forth on
Schedule 3.23(d), to the knowledge of ADLT, Ruud Italy does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

                  (e) TAX MATTERS.

                      (i) Ruud Italy has filed all Tax Returns that are required to be filed by it or has requested extensions thereof (except in any case in which failure to do so would not have a Material Adverse Effect on Ruud Italy) and has paid all Taxes (whether or not shown on any Tax Return) required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty which is reflected as a Liability on the Closing Balance Sheet. All such Tax Returns were correct and complete in all respects. No director or officer of Ruud Italy (or employee responsible for Tax matters) expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed on Ruud Italy. Ruud Italy has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder, or other third party.

                      (ii) Ruud Italy has not received from the Internal Revenue Service or from any other taxing authority from any state, foreign, county, local or other jurisdiction a notice of underpayment of Taxes, a proposed assessment of Tax, a proposed adjustment to any Tax Return filed or other deficiency that is pending or has not be paid or resolved. No claim has ever been made by an authority in a jurisdiction where Ruud Italy does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction.

                      (iii) Except as set forth on Schedule 3.9, neither Ruud Italy nor any Affiliate of Ruud Italy has waived restrictions on assessment or collection of Taxes or executed a waiver or consented to the extension of any statute of limitations for federal income or other Tax Liability that remains outstanding. Except as set forth on Schedule 3.9, neither Ruud Italy nor any Ruud Italy Affiliate in respect of Ruud Italy has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under section 280G or 162(m) of the Code. There are no Encumbrances on any of the assets of Ruud Italy that arose in connection with any failure (or alleged failure) to pay any Tax.

                      (iv) There are no tax sharing agreements, tax allocation agreements, tax indemnification or other similar agreements entered into by Ruud Italy. Ruud Italy will not and is not responsible for material Taxes of any other person (A) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as transferee or (C) by contract.

                      (v) Ruud Italy will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local of foreign income Tax law); (ii) "Closing Agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

          3.24 FINDER'S FEES. To the knowledge of ADLT, neither RLI nor any of RLI's officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein. To the knowledge of ADLT, neither RLI nor any of RLI's officers, directors or employees has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

       3.25 DISCLOSURE. None of the representations or warranties of the ADLT contained herein and none of the information contained in the Schedules referred to in section 3 is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

       4. REPRESENTATIONS AND WARRANTIES OF BUYERS. Each Buyer, severally and not jointly, represents and warrants to ADLT, with respect to the RLI Shares being purchased by such Buyer, as follows:

          4.1 AUTHORIZATION AND ENFORCEABILITY. This Agreement has been duly executed and delivered by such Buyer and constitutes, and each Other Agreement which is to be executed and delivered by such Buyer, when executed and delivered by such Buyer, shall constitute the legal, valid and binding agreement of the Buyer, enforceable against such Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable, remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          4.2 NO VIOLATION OF LAWS OR AGREEMENTS. None of the execution and delivery of this Agreement or any Other Agreement, the consummation of the transactions contemplated hereby or thereby or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by such Buyer will: (a) conflict with, result in a breach of or constitute a default or an event of default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any term, condition or provision of, or result in the termination or loss of any right (or give others the right to cause such a termination or loss) under any license, franchise, mortgage or other contract, agreement or instrument to which such Buyer is a party or by which such Buyer's assets may be bound or affected, or (b) result in the creation, maturation or acceleration of any Liability or obligation of such Buyer. Except for the Consents, no consent, approval, declaration or authorization of, or registration or filing with, any Person (including any Governmental Body) is required in connection with the execution and delivery by such Buyer of this Agreement or the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by such Buyer.

          4.3 INVESTMENT. Each Buyer is purchasing the Purchased Shares for his or her own account with the present intention of holding the Purchased Shares for investment purposes and not with the view to or for sale in connection with any public distribution of the Purchased Shares in violation of any federal or state securities laws. Each Buyer has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Purchased Shares and has had an opportunity to ask questions of and receive answers from RLI regarding RLI and its business. Each Buyer believes he or she has received all the information he or she considers necessary or appropriate for deciding whether to acquire the Purchased Shares. Each Buyer acknowledges that the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state or foreign securities laws and that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state and foreign securities laws. Each Buyer is an "accredited investor" within the meaning of Regulation D under Rule 501 of the Securities Act.

          4.4 FINDER'S FEES. None of the Buyers nor of Buyer's officers, directors or employees, if any, has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein. None of the Buyers nor any of Buyer's officers, directors or employees, if any, has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

          4.5 ADLT SHARE OWNERSHIP. Each Buyer owns and has the right to transfer to ADLT, free and clear of all Encumbrances, the number of shares of ADLT common stock, $.001 par value, equal to the principal amount of such Buyer's Purchase Note divided by $2.

       5. COVENANTS. For purposes of this section 5, the parties acknowledge and agree that Kramer Lighting and Ruud Italy are (or will be as of the Closing) wholly-owned subsidiaries of RLI, and thus, any and all covenants in this section which mention only RLI shall equally apply to Kramer Lighting and Ruud Italy.

       5.1 CONDUCT OF RLI BUSINESS PENDING CLOSING. During the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing or (b) the termination of this Agreement (the "Interim Period"), and unless the Buyers shall otherwise consent or agree in writing and without limiting any other provision herein, ADLT shall cause RLI to conduct its affairs as follows:

          (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted in the ordinary course and substantially consistent with past practice. RLI shall use commercially reasonable efforts to maintain its property, equipment and other assets consistent with past practice and shall comply timely in all material respects with the provisions of all its leases, agreements, contracts and commitments in connection with the Business or its assets.

          (b) PRESERVATION OF BUSINESS. During the Interim Period, RLI shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of its employees and preserve the goodwill of its suppliers, customers and others having business relations with it.

          (c) PROHIBITED TRANSACTIONS. During the Interim Period, RLI shall not, nor shall ADLT cause or permit RLI to:

              (i) Amend its Articles of Incorporation or By-Laws;

              (ii) Enter into any contract or commitment which is made other than in the ordinary course of business, the terms of which are consistent with past practice;

              (iii) Form any subsidiary;

              (iv) Enter into any employment contract that is not terminable at will, without penalty or obligation continuing after the Closing Date;

              (v) Make, change or revoke any Tax election or make any agreement or settlement with any taxing authority that relates to the period after Closing;

              (vi) Create any Encumbrance, other than Permitted Encumbrances, on any assets, tangible or intangible;

              (vii) Declare, set aside or pay any dividend or other distribution other than payment of the Redemption Price (whether in cash, stock, property or any combination thereof), in respect of RLI Capital Stock, Kramer Lighting Shares or Ruud Italy Shares or directly or indirectly issue, sell, redeem, purchase or otherwise acquire or dispose of, or create any Securities Rights with respect to, RLI Capital Stock, Kramer Lighting Shares or Ruud Italy Shares or any rights to purchase RLI Capital Stock, Kramer Lighting Shares or Ruud Italy Shares or securities convertible into or exchangeable for RLI Capital Stock, Kramer Lighting Shares or Ruud Italy Shares;

              (viii) Make or authorize any single capital expenditure or series of related capital expenditures in excess of $25,000 or acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contribute capital, make any loan or advance of funds to any Person or, except in the ordinary course of business, purchase any property or assets;

              (ix) Sell, transfer or otherwise dispose of any assets, except sales of assets in the ordinary course of business; or

              (x) Make any payment, loan or advance of any amount to or in respect of, or any sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or consummate any transaction or create any agreement or arrangement with, any Related Party, except for [a] compensation to the officers and employees at rates not exceeding the rates of compensation existing on the date hereof (or reflecting increases in compensation consistent with past practice), and [b] otherwise as contemplated by this Agreement.

          5.2 ACCESS, INFORMATION AND DOCUMENTS. During the Interim Period, ADLT shall give to the Buyers and their representatives (including independent public accountants, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants) of RLI and shall furnish to the Buyers all such documents and copies of documents and all information with respect to the affairs of RLI as the Buyers and their counsel may reasonably request.

          5.3 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. ADLT shall use its reasonable best efforts to ensure that RLI conducts, and RLI shall use its reasonable best efforts to conduct, the Business in such a manner that, at the Closing, the representations and warranties of ADLT contained in this Agreement shall be true and correct in all material respects (except those representations and warranties, which are qualified by materiality, which shall be true and correct in all respects) as though such representations and warranties were made on, as of, and with reference to such date. ADLT shall promptly notify the Buyers of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against RLI. ADLT shall notify the Buyer of any facts or circumstances as to which it obtains knowledge that cause any representation and warranty contained in sections 2 or 3 of this Agreement or relating to any matters required to be set forth in the related Schedules hereto to be untrue.

          5.4 NOTICE OF CHANGES. During the Interim Period, ADLT shall give to the Buyers prompt written notice of any material change or inaccuracies in any data previously given or made available to the Buyer pursuant to this Agreement.

          5.5 ADLT OPERATIONS. During the Interim Period, ADLT shall (a) not, without the prior written consent of the Buyers, sell, transfer or convey or enter into an agreement to sell, transfer or convey, any assets of ADLT or of any Affiliate which alone, or together with the transactions contemplated hereby, would require shareholders or noteholders' consent; or take any action which would cause a material breach of any representation or warranty of ADLT in this Agreement and (b) make available to RLI, Kramer Lighting and Ruud Italy for their working capital purposes all funds collected by RLI, Kramer Lighting and Ruud Italy through Closing and other funds reasonably necessary for day-to-day operations through Closing and maintain in effect at the current salaries the current officers, directors and employees of RLI and of ADLT to the extent such individuals will become RLI employees as of Closing.

          5.6 NO NEGOTIATIONS. Until the earlier of the termination of this Agreement or the Closing Date, neither ADLT, RLI nor any of their respective Affiliates or representatives, nor Buyers, shall directly or indirectly, submit, solicit or initiate any proposal or offer, enter into any agreement, or accept any offer, relating to any merger or sale of all or substantially all of the assets of RLI or ADLT, their respective capital stock or business.

          5.7 OTHER COVENANTS AND AGREEMENTS. At or before Closing, the respective party agrees to take the following actions:

              (a) TRANSFER OF MICROSUN, ELKHORN, KRAMER LIGHTING REAL ESTATE. RLI shall transfer to ADLT all of its right, title and interest in and to the assets related to ADLT's Elkhorn operations and its Microsun product line and inventory, all of which such assets are specifically identified on Schedule 5.7(a). RLI will continue, through January of 2002, to sell and market the Microsun product line and maintain its web site with RLI responsible for the costs of direct labor and overhead with respect to such activities, ADLT responsible for the costs of product and materials, ADLT and RLI equally responsible for the cost of effecting a mutually agreed upon marketing program for the Microsun line and the parties splitting the revenues (net of sales taxes, freight out and freight collected) attributable to the sale of Microsun products on a 50%/50% basis. Kramer Lighting shall transfer to ADLT, or its nominee, all of its right, title and interest in and to the land and building in Middletown, RI owned and operated by Kramer Lighting (the "Kramer Lighting Property").

              (b) TRANSFER OF KRAMER LIGHTING AND RUUD ITALY. ADLT shall transfer to RLI all of the outstanding shares of capital stock of Kramer Lighting, Inc. ("Kramer Lighting") and Burmann S.r.l. and Advanced Lighting Technology S.r.1. (collectively, "Ruud Italy").

              (c) GRANT OF LICENSE. RLI shall grant to ADLT Australia and New Zealand a revocable, nonexclusive, nontransferable license to use the "Ruud" name in Australia and New Zealand for so long as products offered for sale by such entities which bear the Ruud name have been purchased from RLI. Such license shall be in substantially the same form as attached Exhibit D (the "License").

              (d) INTERCOMPANY ACCOUNTS. All intercompany receivables, payables, expenses and similar charges by and among RLI, Kramer Lighting and Ruud Italy, on the one hand, and ADLT and its other Affiliates on the other hand (collectively, the "Intercompany Accounts") which existed as of September 2, 2001 will be cancelled and forgiven as of the Closing Date. The parties agree that any Taxes that arise from or are attributable to the cancellation/forgiveness of the Intercompany Accounts, any deferred intercompany transactions and deferred income and gain will be paid by and the sole responsibility of ADLT and ADLT agrees to defend, indemnify and hold harmless RLI from all such liabilities.

              (e) RECIPROCAL SUPPLY AGREEMENTS. ADLT and RLI will continue to sell product to each other pursuant to the terms and conditions of the Supply Agreements attached hereto as Exhibit E (the "Supply Agreements").

              (f) SEVERANCE/TERMINATION FEES PAYABLE TO WILLIAM GENDRON. ADLT shall be responsible for and pay any and all severance/termination fees payable to William Gendron after September 2, 2001.

              (g) MUTUAL COOPERATION. ADLT and RLI agree to cooperate with each other to effect the transactions set forth above and agree not to take actions or positions inconsistent with the foregoing.

       6. CONDITIONS TO CLOSING.

          6.1 MUTUAL CONDITIONS PRECEDENT. The obligations of ADLT and the Buyers to proceed with the Closing under this Agreement are subject to the fulfillment prior to the Closing of the following conditions:

              (a) LITIGATION. No injunction, order or decree of any Governmental Body shall be in effect which enjoins, restrains, prohibits or materially conditions the transactions contemplated hereby or that would limit or adversely affect the Buyer's ownership of the RLI Shares, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary relief by reason of the consummation of such transactions.

              (b) FILINGS. The filing and waiting period requirements of any applicable federal or state law or Governmental Body relating to the consummation of the transactions contemplated by this Agreement and the Other Agreements shall have been complied with.

              (c) FAIRNESS OPINION. The receipt by the Board of Directors of ADLT by November 15, 2001 of a mutually acceptable (to Buyers and the Board of Directors of ADLT) fairness opinion opining as to the fairness of the transactions contemplated hereby. ADLT shall use its reasonable efforts to obtain such opinion.

              (d) APPROVAL BY ADLT BOARD OF DIRECTORS. The Board of Directors of ADLT shall have approved this Agreement, the Other Agreements and the consummation of the transactions contemplated hereby and thereby and, within 30 days of the date of this Agreement, ADLT shall have obtained any consents of ADLT's existing lenders which are required to consummate the transactions described herein. Mr. Wayne Hellman agrees to use his best efforts to obtain such approval promptly after the signing of this Agreement.

              (e) FINANCING. The receipt, by November 30, 2001, by the Buyers of financing or a written, binding commitment therefor on terms reasonably acceptable to the Buyers and sufficient to cover the Purchase Price and working capital needs of RLI.

              (f) RELEASE OF LIENS. The release of all Encumbrances other than Permitted Encumbrances affecting RLI, Kramer Lighting, Ruud Italy and the Owned Real Property; provided, however, that for purposes of this section 6.1(f), Permitted Encumbrances shall exclude Encumbrances listed on
Schedule 2.1 or Encumbrances listed as items 1or 2 on Schedule 3.10.

          6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF ADLT. The obligation of ADLT to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by ADLT at ADLT's option):

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Buyers contained in section 4 of this Agreement, shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date.

              (b) PERFORMANCE AND COMPLIANCE. The Buyers and RLI shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing.

              (c) NO MATERIAL ADVERSE CHANGE. Between September 2, 2001 and the Closing Date, there shall have been no material adverse change in the financial condition, assets, Liabilities, net worth, Business or prospects of RLI or any subsidiary, and no event or condition shall have occurred or exist that might be expected to cause such a change in the future.

              (d) CLOSING DOCUMENTS. Receipt of the deliveries referred to in section 1.6.

              (e) CONSENTS. Receipt of evidence reasonably satisfactory to ADLT that the consents set forth in Schedule 2.4 have been obtained.

              (f) GUARANTY RELEASE. Release of the guaranty(ies) by ADLT of any funded debt of RLI, Kramer Lighting or Ruud Italy.

          6.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYERS. The obligation of the Buyers to proceed with the Closing hereunder is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Buyers at the Buyers' option):

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of ADLT contained in sections 2 and 3 of this

Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality, which shall be true and correct in all respects) on, as of, and with reference to the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date.

              (b) PERFORMANCE AND COMPLIANCE. ADLT, RLI, Kramer Lighting and Ruud Italy shall each have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing. ADLT, RLI, Kramer Lighting and Ruud Italy shall each have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by the Other Agreements to which it is a party to be performed or complied with by it on or before Closing.

              (c) NO MATERIAL ADVERSE CHANGE. Between June 30, 2001 and the Closing Date, there shall have been no material adverse change in the financial condition, assets, liabilities, net worth, business or prospects of RLI and its subsidiaries taken as a whole, and no event or condition shall have occurred or exist that might be expected to cause such a change in the future.

              (d) CLOSING DOCUMENTS. The Buyers shall have received the deliveries referred to in section 1.6.

              (e) CONSENTS. Evidence reasonably satisfactory to the Buyers and their counsel of RLI's receipt of all material consents and approvals to the transaction required under any Contracts and Kramer Lighting Contracts.

       7. TAX MATTERS.

          7.1 FEDERAL, STATE AND LOCAL INCOME TAXES. The applicable income, deductions and credits with respect to RLI for the period beginning on July 1, 2001 and ending on the Closing Date (the "Short Period") will be included in the consolidated federal income Tax Return of the affiliated group having ADLT as its common parent and will be included in the applicable combined or unitary state or local income Tax Return of ADLT or, where permitted under state or local law, will be included in separate state or local income Tax Returns to be filed for such period on behalf of RLI by ADLT. ADLT shall pay the income Taxes of RLI as shown on any such separate state or local return. In any case where applicable state or local law does not permit RLI to treat the Short Period as a taxable year, then ADLT shall pay to RLI a portion of the state or local income Tax paid by such Company for the taxable year which includes the Short Period equal to the Tax that would have been due if the Short Period were treated as a taxable year. ADLT shall be solely responsible for and shall indemnify and hold harmless Buyer with respect to all federal, state or local income sales and other Taxes, and any interest, penalty or additional amounts, with respect to any taxable periods of RLI ending on or before the Closing Date. RLI shall be responsible for, and shall indemnify and hold harmless ADLT with respect to, all such income and other Taxes for periods commencing after the Closing Date.

          7.2 CERTAIN CONTEST RIGHTS. The Buyers will promptly inform ADLT as to the commencement of any audit or proceeding with respect to the federal, state or local income Tax Liability of RLI for periods ending on or prior to the Closing Date. Similarly, ADLT will promptly inform Buyers of any such proceedings which are reasonably likely to have an effect on the income Tax Liability of RLI for periods commencing on or after the Closing Date. The parties will reasonably cooperate with each other with respect to such proceedings, taking into account, among other things, the relevant provisions of this section 7.

          7.3 TERMINATION OF PRIOR TAX SHARING AGREEMENTS. Effective as of the Closing Date, all Tax sharing agreements, whether or not written, to which RLI, Kramer Lighting and/or Ruud Italy is a party shall be terminated and the provisions of this section 7 shall thereafter govern the obligations of RLI and ADLT with respect to Tax matters.

          7.4 COOPERATION. RLI shall deliver to ADLT, in a timely manner, such information and data as ADLT shall reasonably request, including such information required by ADLT customary Tax and accounting questionnaires, in order to enable ADLT to fulfill its obligations under this section 7.

          7.5 ACCESS TO RECORDS FOLLOWING CLOSING. The Buyers and ADLT agree that so long as any books, records and files retained by ADLT relating to the Business of RLI, or the books, records and files delivered to the control of the Buyers pursuant to this Agreement to the extent they relate to the operations of RLI prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon prior written notice to inspect and to make copies of the same at any time during normal business hours and for any proper purpose. The Buyers and ADLT shall use reasonable best efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other party.

       8. TERMINATION.

          8.1 TERMINATION. This Agreement may be terminated at any time prior to Closing by: (a) mutual written consent of ADLT, Buyers who will hold a majority of the RLI Shares after the Closing (in accordance with Exhibit A) and

RLI; (b) ADLT, if (i) any of the conditions specified in Sections 6.1 or 6.2 hereof shall not have been fulfilled by December 2, 2001 and shall not have been waived by ADLT, but only if ADLT has not caused the condition giving rise to termination not to be satisfied through its own action or inaction, (ii) the Buyers if any of the conditions specified in Sections 6.1 or 6.3 hereof shall not have been fulfilled by the earlier of the date specified therein or December 2, 2001 and shall not have been waived by the Buyers, but only if the Buyers have not caused the condition giving rise to termination not to be satisfied through their own action or inaction; or (iii) by ADLT if ADLT's Board of Directors, in exercise of its judgment as to fiduciary duties to ADLT's shareholders after consultation with counsel, determines that such termination is required by reason of any "takeover proposal" as defined below. For purposes of this section 8.1, "takeover proposal" means any proposal for the merger or other business combination involving RLI or its subsidiaries or for the acquisition of a substantial equity interest in RLI or its subsidiaries or a substantial portion of the assets of RLI or its subsidiaries other than one contemplated by this Agreement. Nothing in this section 8.1 shall be construed as excusing the breach of any obligation under this Agreement or as limiting the remedies which may be available to any non-breaching party in respect of such breach.

          8.2 EFFECT OF TERMINATION. Notwithstanding the foregoing, in the event that this Agreement is terminated by one party hereto pursuant to sections 8.1(b)(i) or (b)(ii) solely as a result of a breach by another party hereto of a representation or warranty of such other party as of a date after the date of this Agreement, which breach could not have been reasonably anticipated by such other party and was beyond the reasonable control of such other party, then neither party shall have any liability to the other hereunder. If this Agreement is terminated pursuant to section 8.1(b)(iii), ADLT shall immediately pay to the Buyers their legal fees and expenses incurred in pursuing the transactions contemplated herein, including, without limitation, fees and expenses of their legal counsel, accountants, attorneys and other agents or representatives. Any dispute arising under this section 8 shall be resolved by arbitration in accordance with the rules of the American Arbitration Association in the City of Racine, Wisconsin using three arbitrators, one being chosen by the Ruuds, one being chosen by ADLT and the third being chosen by the other two arbitrators (collectively, the "Arbitrators").

       9. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

          9.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but no claim may be made with respect to any breach of any representation or warranty hereunder after November 30, 2002; provided, however, that claims for breach of the representations and warranties contained in the sections listed in Schedule 9.1 may be made at any time prior to the applicable date set forth on Schedule 9.1. The Buyers acknowledge with respect to ADLT, and ADLT acknowledges with respect to Buyers and RLI, that they have performed comprehensive due diligence investigations and that they have no knowledge of any facts and circumstances which would result in the inaccuracy of any representation or warranty of ADLT, RLI and/or the Buyers, as applicable.

          9.2 INDEMNIFICATION BY THE BUYERS. Subject to the limitations set forth in this section 9 and the Closing of the transactions contemplated by this Agreement, the Buyers, severally but not jointly, shall indemnify, defend, save and hold ADLT and its officers, directors, employees, Affiliates and agents (excluding, after Closing, RLI and its officers, directors, employees, Arbitrators and agents) (collectively, "ADLT Indemnitees") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") asserted against, imposed upon, resulting to or incurred by any of the ADLT Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (a) a breach of any of the representations and warranties made by the Buyers in section 4 of this Agreement, except that each Buyer will be severally responsible only for his or her own such representations and warranties, (b) a breach of any of the covenants or agreements made by the Buyers, or a breach of any of the covenants or agreements of Buyers to be completed before the Closing, in or pursuant to this Agreement and in any Other Agreement to which the Buyers are a party, and (c) nonpayment of any Liability of RLI, Kramer Lighting or Ruud Italy which Liability is reflected in the Financial Statements (the "Covered Liabilities"), except that, with respect to Buyer covenants and agreements, each Buyer will be severally responsible only for his or her own covenants or agreements. The waiver by ADLT of any condition to Closing set forth in section 6.2 shall be deemed to be a waiver by ADLT of its rights of indemnification hereunder. All claims made by virtue of such representations and warranties shall be made under, and subject to, the limitations set forth in this section 9. The liability of each Buyer with respect to any claim for indemnity shall be equal to the Buyer's Pro Rata Share; provided, however, that each Buyer shall be entirely responsible for any violation of his or her own representations contained in section 4. For purposes of this Agreement, "Pro Rata Share" means the amount of such Losses multiplied by a fraction, the numerator of which is the Purchased Shares owned by such Buyer, and the denominator of which is all Purchased Shares, as set forth on Exhibit A hereto.

          9.3 INDEMNIFICATION BY ADLT.

                  (a) Subject to the limitations set forth in this section 9 and the Closing of the transactions contemplated by this Agreement, ADLT shall indemnify, defend, save and hold the Buyers and their Affiliates and agents (including, after closing, RLI and its officers, directors, employees, Affiliates and Agents) (collectively, "Buyers' Indemnitees") harmless from and against any and all Losses against, imposed upon, resulting to or incurred by any of the Buyers' Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by ADLT in sections 2 and 3 of this Agreement or (ii) a breach of any of the covenants or agreements made by ADLT in or pursuant to this Agreement and in any Other Agreement to which ADLT is a party. The waiver by the Buyers of any condition to Closing set forth in section 6.3 shall be deemed a waiver by the Buyers of their rights to indemnification hereunder. All claims made by virtue of such representations and warranties shall be made under, and subject to, the limitations set forth in this section 9.

                  (b) Without regard to section 9.4 below, ADLT shall indemnify, defend, save and hold RLI, Kramer Lighting, Ruud Italy and the Buyers harmless from and against any and all costs and expenses, including reasonable attorneys' fees, interest, penalties (but not the additional Taxes) and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Tax Damages") incurred by any of the Buyers or RLI or Kramer Lighting directly or indirectly, in connection with or arising out of, or resulting from, any proceeding by the Internal Revenue Service, Wisconsin Department of Revenue or other taxing authority resulting from a claim that the Tax Liability of RLI, Kramer Lighting and/or their Affiliates includes an amount attributable to income earned, sales made or other activities which occurred prior to Closing.

                  (c) Without regard to section 9.4 below, ADLT shall indemnify, defend, save and hold RLI, Kramer Lighting, Ruud Italy and the Buyers harmless from and against any and all costs and expenses, including reasonable attorneys' fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing incurred by any of the Buyers, RLI, Kramer Lighting or Ruud Italy, directly or indirectly, in connection with or arising out of or resulting from any claim or allegation that the Buyers or RLI, as applicable, do not hold legal and beneficial title to the Purchased Shares, the Kramer Lighting Shares or the Ruud Italy Shares free and clear of any and all Encumbrances ("Title Damages").

                  (d) Without regard to section 9.4 below, the Buyers shall indemnify, defend, save and hold ADLT harmless from and against any and all costs and expenses, including reasonable attorneys' fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing incurred by ADLT, directly or indirectly, resulting from claims for Covered Liabilities ("Covered Liability Damages").

                  (e) Without regard to section 9.4 below, ADLT shall indemnify, defend, save and hold RLI, Kramer Lighting, Ruud Italy and the Buyers harmless from and against any and all costs and expenses, including reasonable attorneys' fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing incurred by any of the Buyers, RLI, Kramer Lighting or Ruud Italy, directly or indirectly, in connection with or arising out of or resulting from any claim (including claims relating to Environmental Laws) or for unpaid Liabilities with respect to (i) that certain Real Estate Lease dated _____________ covering located in Elkhorn, Wisconsin ("Elkhorn Lease Damages"), and (ii) the Kramer Lighting property (collectively, the "Real Estate Damages").

          9.4 MINIMUM AND MAXIMUM INDEMNIFICATION CLAIM. Except for claims for
(a) Losses which are made in the case of fraud and intentional misrepresentations, (b) Tax Damages, (c) Title Damages, (d) Covered Liability Damages or (e) Real Estate Damages, the provision for indemnity for Losses shall only be effective and no Buyer shall be required to provide such indemnity to the ADLT Indemnitees, and ADLT shall not be required to provide such indemnity to the Buyers' Indemnitees, hereunder unless the claim(s) of indemnification of the ADLT Indemnitees, or Buyers' Indemnitees, as the case may be, shall exceed in the aggregate $1,000,000 (the "Basket"). Except for claims (a) for Losses which are made in the case of fraud and intentional misrepresentations, (b) Tax Damages, (c) Title Damages, (d) Covered Liability Damages or (e) Real Estate Damages, in the event the ADLT Indemnitees' claims, or the Buyers' Indemnitees' claims, as the case may be, shall exceed the Basket, then the ADLT Indemnitees shall have the right to be indemnified for Losses, or the Buyers' Indemnitees shall have the right to be indemnified for Losses, as the case may be, but only for amounts in excess of the Basket and, in all cases, subject to the further limitation that the Buyers shall in no event be liable for Losses in excess of $5,000,000 (the "Cap"). Except for claims for (a) Losses which are made in the case of fraud and intentional misrepresentations, (b) Tax Damages, (c) Title Damages, (d) Covered Liability Damages or (e) Real Estate Damages, none of the ADLT Indemnitees, or the RLI Indemnitees, as the case may be, shall have any claim against any Buyers, or ADLT, as the case may be, for any Losses up to the amount of the Basket and the Buyers shall have no liabilities to the ADLT Indemnitees for Losses in excess of the Cap.

          9.5 NOTICE OF CLAIMS. If any ADLT Indemnitee or Buyer Indemnity (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Losses or Tax Damages (collectively, "Damages") for which it is entitled to indemnification under this section 9, or if any legal, governmental or administrative proceeding which may result in such Damages is threatened or asserted (including any written notice from any taxing authority), such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this section 9.5 shall not affect any of such party's rights under this section 9 except to the extent such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

          9.6 THIRD PARTY CLAIMS. In case any legal, governmental or administrative proceeding which may result in such Damages is instituted, threatened or asserted (including any written notice from any taxing authority) by or against a third party with respect to which an Indemnified Party intends to claim any Damages and the Indemnified Party notifies the Indemnifying Party of such proceeding as provided in section 9.5, the Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this section 9 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all Liability on any claims that are the subject matter of such proceeding.

          9.7 LIMITATION ON DAMAGES; INSURANCE; ETC.; EFFECT OF KNOWLEDGE.

              (a) In determining Damages hereunder, (a) each Indemnified Party shall be required to pursue all valid claims against any insurance carrier providing coverage with respect to the matter giving rise to such Damages and
(b) if such Damages arise out of matters concerning any customers of RLI, ADLT or their respective Affiliates, RLI or ADLT, as the case may be, shall use its best efforts to pursue its rights and remedies against such customers (without litigation or arbitration); provided, however, that no such requirement shall delay the Buyers' obligations to indemnify ADLT or RLI hereunder (except that the indemnification obligation hereunder shall be delayed if and to the extent that the applicable insurance company under clause (a) above assumes the defense or acknowledges liability).

                  (b) In the event that the transactions contemplated herein are consummated, no party shall be entitled to any indemnification under this Agreement with respect to any fact or circumstance which was known to the executive officers of ADLT (other than Alan J. Ruud) in case of indemnification of ADLT Indemnitees or known to any Buyer in the case of Buyer's Indemnitees, and any claims for indemnification any party may have hereunder with respect to any breach of any representation, warranty, agreement or covenant arising from such facts or circumstances shall be deemed to be waived. Notwithstanding the foregoing, the foregoing limitation on liability and the obligation to indemnify will not apply with respect to Tax Damages, Title Damages, Real Estate Damages and any presently outstanding litigation other than the matters set forth on Schedules 3.11 and 3.22(h).

          9.8 GOOD FAITH EFFORT TO SETTLE DISPUTES. The parties agree that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, Alan J. Ruud (on behalf of the Buyers) and the Chief Financial Officer or the Chief Executive Officer of ADLT shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such individuals shall disclose to the others all relevant information relating to such dispute.

          9.9 EXCLUSIVITY. It is understood and agreed that, except in the case of fraud or intentional representation or as otherwise expressly provided in this section 9, after Closing, no Buyer will have any obligation or liability to the ADLT Indemnitees with respect to any Losses, and ADLT will not have any obligation or liability to the Buyers' Indemnitees with respect to any Losses, it being understood and agreed that the remedies provided for in this section 9 shall be the sole and exclusive remedies for any such claim by the ADLT Indemnitees or Buyers' Indemnitees, as the case may be, for any such matters, whether such claims are framed in contract, tort or otherwise.

       10. MISCELLANEOUS.

          10.1 CONSTRUCTION. As used herein, unless the context otherwise requires: (a) the terms defined herein shall have the meaning set forth herein for all purposes; (b) references to "Article" or "Section" are to an article or section hereof; (c) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (d) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (e) "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (f) "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; (g) references to any gender include references to all genders, and references to the singular include references to the plural and vice versa; (h) references to an agreement or other instrument or law, statute or regulation are referred to as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision) and all regulations, rulings and interpretations promulgated pursuant thereto; (i) the preliminary statements made on page 1 hereof are incorporated herein and made a part hereof; (j) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof; (k) the deadline for all deliveries and notices hereunder shall be determined by reference to the local time of the place such delivery or notice is properly made; and (l) all currency references herein are to U.S. dollars.

          10.2 NOTICES. All notices, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) the second day after mailing, if sent by registered or certified mail, return receipt requested, (b) upon delivery, if sent by hand delivery, (c) when received, if sent by prepaid overnight carrier, with a record of receipt, or (d) the first day after dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, return receipt requested), to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

       (a) if to ADLT, to:

           Advanced Lighting Technologies, Inc.
           32000 Aurora Road
           Solon, OH 44139

           with a copy to:

           Cowden, Humphrey & Sarlson Co., L.P.A.
           50 Public Square, Suite 1414

           Cleveland, OH 44113

       (b) if to the Buyers, to:

           Alan J. Ruud
           Susan Ruud
           Theodore O. Sokoly
           Christopher A. Ruud
           Cynthia A. Johnson

           At the addresses set forth on Exhibit A

           with a copy to:

           Donald J. Christl, Esq.
           Reinhart Boerner Van Deuren s.c
           1000 North Water Street, Suite 2100
           P.O. Box 92900
           Milwaukee, WI 53202-0900

      (c)  if to RLI, to:

           Ruud Lighting, Inc.
           9201 Washington Avenue
           Racine, WI 54406
           Attention: Mr. Alan J. Ruud, President and
                      Chief Executive Officer

           with a copy to:

           Donald J. Christl, Esq.
           Reinhart Boerner Van Deuren s.c.
           1000 North Water Street, Suite 2100
           P.O. Box 92900
           Milwaukee, WI 53202-0900

          10.3 SUCCESSORS AND ASSIGNMENT. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to its conflict of law doctrines.

          10.5 NO ASSIGNMENT. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyers may assign their rights hereunder to any entity for and by them for purposes of acquiring the Purchased Shares so long as Buyers remain fully liable hereunder.

          10.6 APPROVALS AND ACTIONS BY THE BUYERS. Whenever any approval or action by the Buyers is required or permitted pursuant to this Agreement, or any Other Agreement, including any consent, waiver or amendment, such approval or action shall be sufficient if it is made by Buyers holding (or who held immediately after the Closing) a majority of the Purchased Shares as set forth on Exhibit A, and such approval or action shall be binding on all Buyers.

          10.7 AMENDMENT AND WAIVER; CUMULATIVE EFFECT. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, waive any inaccuracies in representations by any other party,
(b) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (c) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement where otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

          10.8 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

          10.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          10.10 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of section 9.2 and section 9.3 relating to Buyers' Indemnitees and section 9.2 relating to ADLT Indemnitees, which are intended to benefit such indemnitees.

          10.11 POST CLOSING SERVICES. Each of ADLT and RLI will provide, at its cost, all administrative and support services currently provided to the other for a period of up to six (6) months following the Closing Date. In addition, each of ADLT and RLI will cooperate with all reasonable requests to facilitate the transfer of such administrative and support services as promptly as practicable following the Closing Date.

          10.12 KRAMER LIGHTING FACILITY. After the Closing Date, Kramer Lighting may continue to occupy the Kramer Lighting Facility, rent free, for a period of up to ninety days. Buyers and RLI agree that they will take all actions necessary to vacate the Kramer Lighting Facility within such 90 day period. RLI shall indemnify ADLT against and reimburse ADLT for all taxes, utilities, and insurance accrued at the facility during the period Kramer Lighting occupies the Kramer Lighting Facility following the Closing. ADLT shall endeavor to sell the Kramer Lighting Facility promptly after Closing. After any such sale, ADLT shall promptly pay to RLI the lesser of $500,000 or one-third of the net proceeds of the sale of the Kramer Lighting Facility. For the purposes of this paragraph, net proceeds of the sale of the Kramer Lighting Facility shall mean the total of all consideration received by ADLT, less taxes, commissions and expenses incurred by ADLT; provided, however, that ADLT agrees to use reasonable efforts to minimize such costs and utilize any credits, net operating loss carryforwards or tax assets available to it.

          10.13 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             ADVANCED LIGHTING TECHNOLOGIES, INC.

                             BY /s/ WAYNE R. HELLMAN
                                ------------------------------------------------
                                Wayne R. Hellman, Chairman and
                                  Chief Executive Officer


                             RUUD LIGHTING, INC.

                             BY /s/ ALAN J. RUUD
                                ---------------------------------------------
                                  Alan J. Ruud, President and
                                      Chief Executive Officer

                             BUYERS:

                             /s/ ALAN J. RUUD
                             ------------------------------------------------
                             Alan J. Ruud

                             /s/ SUSAN B. RUUD
                             ------------------------------------------------
                             Susan Ruud

                             /s/ THEODORE O. SOKOLY
                             ------------------------------------------------
                             Theodore O. Sokoly

                             /s/ CHRISTOPHER A. RUUD
                             ------------------------------------------------
                             Christopher A. Ruud

                             /s/ CYNTHIA A. JOHNSON
                             ------------------------------------------------
                             Cynthia A. Johnson


                       SIGNATURE PAGE TO STOCK REDEMPTION
                             AND PURCHASE AGREEMENT

                                    EXHIBIT A


                                                  PRINCIPAL             PERCENT
     BUYER                CASH PAYMENT          AMOUNT OF NOTE         OWNERSHIP
     -----                ------------          --------------         ---------

Alan Ruud                  $1,503,000             $1,503,000              50.1%

Christopher Ruud           $  897,000             $  897,000              29.9%

Ted Sokoly                 $  300,000             $  300,000                10%

Cynthia Ruud               $  300,000             $  300,000                10%

                                                                       EXHIBIT B


       PAYMENT OF THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT AND THE RIGHTS OF THE HOLDERS HEREOF ARE SUBORDINATED AND SUBJECT TO THE RIGHTS OF _____________, _____________ AND _____________ (THE "LENDERS") TO THE EXTENT
PROVIDED IN THE SUBORDINATION AGREEMENT DATED AS OF DECEMBER 3, 2001 FROM THE PAYEE TO THE LENDER.


                          SUBORDINATED PROMISSORY NOTE

                                                                December 3, 2001

          1. For value received, the undersigned, RUUD LIGHTING, INC., a Wisconsin corporation (the "Maker"), promises to pay to the order of ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (the "Payee"), the principal sum of $3,000,000.00 and interest payable at the rate of 8% per annum, compounded semi-annually. Principal shall be payable in full on December 1, 2006. Interest in arrears shall be payable in full on December 1, 2006, provided, however, that upon written consent of the Lenders, interest shall be payable semi-annually on each June 1 and December 1, commencing June 1, 2002 or on the first June 1 or December 1 following such consent.

          2. The principal sum and interest shall be payable in lawful money of the United States to the Payee at 32000 Aurora Road, Solon, Ohio 44139, or another place the Payee may designate, in writing. Subject to the subordination provisions set forth herein, Maker shall have the right to prepay all or any portion of the principal sum and interest without premium or penalty.

          3. The Maker hereby waives presentment, notice of dishonor, and protest. This Subordinated Promissory Note shall be binding upon the Maker, the Maker's successors and assigns.

          4. No delay on the part of any holder hereof in exercising any power or rights hereunder shall operate as a waiver of any power or rights. Any demand or notice hereunder to the Maker may be made in person or by regular mail at the address set out in paragraph 6.

          5. This Subordinated Promissory Note is being made in connection with a commercial transaction.

          6. This Subordinated Promissory Note shall be deemed to have been made at Solon, Ohio. This Subordinated Promissory Note shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of Ohio. The Maker hereby consents to the jurisdiction of any state or federal court located within the State of Ohio and consents that all such service of process be made by registered or certified mail directed to the Maker at 9201 Washington Avenue, Racine, WI 53406, and service so made shall be deemed to be completed upon actual receipt thereof. The Maker waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction or venue. Nothing contained herein shall affect the right of the Payee to serve legal process in any other manner permitted by law or affect the right of the Payee to bring any action or proceeding against the Maker or its property in the courts of any other jurisdiction.

          7. Maker is in default under this Subordinated Promissory Note if Maker does not make a payment when due under this Subordinated Promissory Note and such failure continues for a period of 10 days following written notice of such default, or if Maker

          A. Defaults on any indebtedness to any Lender and such default continues for a period of 30 days;

          B. Defaults on any other indebtedness for borrowed money in excess of $100,000 if Payee believes the default may materially affect Maker's ability to pay this Subordinated Promissory Note; or

          C. Becomes the subject of a proceeding under any bankruptcy or insolvency law, has a receiver or liquidator appointed for any part of its business or property, or makes an assignment for the benefit of its creditors.

          8. If Maker is in default under this Subordinated Promissory Note, without notice or demand and without giving up any of his rights, Payee may:

          A. Require immediate payment of all amounts owing under this Subordinated Promissory Note; and/or

          B. File suit and obtain judgment.

          9. If any payment on this Subordinated Promissory Note becomes due and payable on a Saturday, Sunday or legal holiday for commercial banks under applicable banking laws, the maturity thereof shall be extended to the next succeeding business day and interest thereon shall be payable at the then applicable rate during such extension. Interest hereon shall be computed on the basis of a 360-day year, and assessed for the actual number of days elapsed.

          10. The rate of interest payable on this Subordinated Promissory Note shall in no event exceed the maximum rate, if any, permissible under applicable law. If the rate of interest payable on this Subordinated Promissory Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for on this Subordinated Promissory Note, then the rate provided for on this Subordinated Promissory Note shall be increased to the maximum rate permitted by applicable law for such period as is required so that the total amount of interest received by the Payee is that which would have been received by the Payee but for the operation of the preceding sentence.

                                        MAKER:

                                        RUUD LIGHTING, INC.


                                        By:
                                              ----------------------------------
                                        Name: Alan J. Ruud
                                        Its:  Chief Executive Officer

                                                                       EXHIBIT C


       PAYMENT OF THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT AND THE RIGHTS OF THE HOLDERS HEREOF ARE SUBORDINATED AND SUBJECT TO THE RIGHTS OF _____________, _____________ AND _____________ (THE "LENDERS") TO THE EXTENT
PROVIDED IN THE SUBORDINATION AGREEMENT DATED AS OF DECEMBER 3, 2001 FROM THE PAYEE TO THE LENDER.


                            CALLABLE PROMISSORY NOTE


                                                                December 3, 2001


          1. For value received, the undersigned, ____________________., an individual (the "Maker"), promises to pay to the order of ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (the "Payee"), the principal sum of $_____________ and interest payable at the rate of 8% per annum, compounded semi-annually. Subject to paragraph 6, principal shall be payable in full on December 1, 2006. Subject to paragraph 6, interest in arrears shall be payable in full on December 1, 2006; provided, however, that upon written consent of the Lenders, interest shall be payable semi-annually on each June 1 and December 1, commencing June 1, 2003 or, if later, on the first June 1 or December 1 following such consent.

          2. The principal sum and interest shall be payable in lawful money of the United States to the Payee at 32000 Aurora Road, Solon, Ohio 44139, or another place the Payee may designate, in writing. Maker shall have the right to prepay all or any portion of the principal sum and interest without premium or penalty at any time on or after December 5, 2002, provided that the Maker is not in default of the Maker's obligations pursuant to paragraph 6.

          3. The Maker hereby waives presentment, notice of dishonor, and protest. This Callable Promissory Note shall be binding upon the Maker, the Maker's successors and assigns.

          4. No delay on the part of any holder hereof in exercising any power or rights hereunder shall operate as a waiver of any power or rights. Any demand or notice hereunder to the Maker may be made in person or by regular mail at the address set out in paragraph 9.

          5. This Callable Promissory Note is being made in connection with a commercial transaction and not a consumer transaction.

          6. At any time on or prior to November 30, 2002, the Payee may deliver a notice requiring that the Maker deliver, as payment in full for the principal and interest on this Note, the number of shares of common stock, par value $.001, of Advanced Lighting Technologies, Inc. ("ADLT Common Shares") which is equal to the principal amount of this Note, as set forth above, divided by $2. Within three business days following the delivery of such notice, the Maker shall deliver to the Payee a certificate or certificates representing such ADLT Common Shares, duly endorsed in blank, free and clear of all encumbrances, in full payment of this Note. The Payee may require that the Maker deliver such ADLT Common Shares if, and only if, the acquisition of ADLT Common Shares by Payee is the subject of a valid waiver under or amendment or supplement to that certain Indenture, dated as of March 18, 1998, as supplemented (the "Indenture"), between Advanced Lighting Technologies, Inc. and The Bank of New York, Trustee, necessary to permit Advanced Lighting Technologies, Inc. to acquire such shares without violating the terms of the Indenture.

          7. The Maker hereby represents and warrants to the Payee that the Maker now has, and covenants that the Maker will at all times prior to December 5, 2002 have, ownership of an adequate number of ADLT Common Shares to satisfy Maker's obligations pursuant to paragraph 6.

The Maker further represents and warrants that the Maker has not, and covenants that it will not prior to December 5, 2002, (a) entered into any agreement containing any provision which would be violated or breached by the performance of the Maker's obligations pursuant to paragraph 6 or (b) pledged, assigned, transferred, hypothecated or in any manner encumbered such ADLT Common Shares, other than any encumbrance arising out of the Contingent Warrant Agreement, dated September 30, 1999, as amended, among General Electric Company, Advanced Lighting Technologies, Inc. et al. or out of the transactions contemplated thereby.

          8. The Maker hereby agrees and understands that the remedy at law for any breach by me of the Maker's obligations pursuant to paragraph 6 or 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon any violation by the Maker of any provision of paragraph 6 or 7 of this Agreement, the Payee shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph shall be deemed to limit the Payee's remedies at law or in equity for any breach of such provisions of this Agreement.

          9. This Callable Promissory Note shall be deemed to have been made at Solon, Ohio. This Callable Promissory Note shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of Ohio. The Maker hereby consents to the jurisdiction of any state or federal court located within the State of Ohio and consents that all such service of process be made by registered or certified mail directed to the Maker at 9201 Washington Avenue, Racine, WI 53406, and service so made shall be deemed to be completed upon actual receipt thereof. The Maker waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction or venue. Nothing contained herein shall affect the right of the Payee to serve legal process in any other manner permitted by law or affect the right of the Payee to bring any action or proceeding against the Maker or Maker's property in the courts of any other jurisdiction.

          10. Maker is in default under this Callable Promissory Note if Maker does not make a payment when due under this Callable Promissory Note and such failure continues for a period of 10 days following written notice of such default, or if Maker

          A. Defaults on any indebtedness to any Lender and such default continues for a period of 30 days;
          B. Defaults on any other indebtedness for borrowed money in excess of $100,000 if Payee believes the default may materially affect Maker's ability to pay this Callable Promissory Note; or
          C. Becomes the subject of a proceeding under any bankruptcy or insolvency law, has a receiver or liquidator appointed for any part of Maker's business or property, or makes an assignment for the benefit of Maker's creditors.

          11. If Maker is in default under this Callable Promissory Note, without notice or demand and without giving up any of its rights, Payee may:

          A. Require immediate payment of all amounts owing under this Callable Promissory Note; and/or

          B. File suit and obtain judgment.

          12. If any payment on this Callable Promissory Note becomes due and payable on a Saturday, Sunday or legal holiday for commercial banks under applicable banking laws, the maturity thereof shall be extended to the next succeeding business day and interest thereon shall be payable at the then applicable rate during such extension. Interest hereon shall be computed on the basis of a 360-day year, and assessed for the actual number of days elapsed.

          13. The rate of interest payable on this Callable Promissory Note shall in no event exceed the maximum rate, if any, permissible under applicable law. If the rate of interest payable on this Callable Promissory Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for on this Callable Promissory Note, then the rate provided for on this Callable Promissory Note shall be increased to the maximum rate permitted by applicable law for such period as is required so that the total amount of interest received by the Payee is that which would have been received by the Payee but for the operation of the preceding sentence.

                          MAKER:



                          Name:
                                -------------------------------------------
                                Please Print

                                    EXHIBIT D

       The Supply Agreement attached as Exhibit E(2) and titled the Fixture Purchase Agreement will be amended to grant Purchaser (as defined in such Agreement) a fully paid up, nonexclusive, nontransferrable license to use the Ruud trade name within the territory of New Zealand and Australia for so long as all products offered for sale by Purchaser which bear the Ruud name are purchased directly from Seller (as defined in the Fixture Purchase Agreement)

                                                                    EXHIBIT E(1)


                          COMPONENT PURCHASE AGREEMENT

       THIS AGREEMENT is entered into as of the 3rd day of December 2001, by and between RUUD LIGHTING, INC., a Wisconsin corporation, having offices at 9201 Washington Ave., Racine, WI 53406 ("Purchaser"), VENTURE LIGHTING INTERNATIONAL, INC., an Ohio corporation having offices at 32000 Aurora Road, Solon, Ohio 44139 ("Seller") and ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation having offices at 32000 Aurora Road, Solon, Ohio 44139 ("ADLT").


                                   WITNESSETH:

       WHEREAS, Purchaser was formerly a wholly-owned subsidiary of ADLT and has purchased certain high intensity discharge ("HID") fixture components from Seller and other subsidiaries of ADLT in the past for use in its business; and

       WHEREAS, Purchaser and Seller have agreed to set forth the terms of future sales of HID components by Seller to Purchaser in this Component Purchase Agreement,

       NOW THEREFORE, in consideration of the foregoing, and the mutual promises hereinafter contained, the parties hereto agree as follows:

       1. DEFINITIONS. For purposes of this Agreement:

       "Consignment Agreement" shall mean the Consignment Agreement relating to power supply Products and certain lamp Products between Purchaser and Seller, substantially in the form of EXHIBIT "B" hereto.

       "Products" shall mean HID lamps and power supplies that are used as part of the HID lighting fixtures for general lighting purposes manufactured by Purchaser, and such other materials and products that are listed on EXHIBIT "A", as such exhibit may be updated from time to time by mutual agreement of the parties.

         2. SCOPE. All purchases of Products by Purchaser shall be subject to the terms and conditions of this Agreement and all purchases of power supply Products and purchase of certain lamp Products shall also be governed by the Consignment Agreement. In the event of any inconsistency between any provisions of Purchaser's purchase orders or releases (except provisions specifying the types and quantities ordered, delivery dates and the method of shipment), or any provisions of any Seller's quotation, proposal, acknowledgment, acceptance, invoice, or any other writing issued in connection herewith and this Agreement and the Consignment Agreement, this Agreement and the Consignment Agreement shall prevail.

       3. SALE AND PURCHASE OBLIGATIONS. During the term of this Agreement, Seller agrees to sell to Purchaser up to one hundred percent (100%) of Purchaser's requirements for Products.

       4. SPECIFICATIONS. All Products supplied by Seller shall be in the form of, and must strictly conform to, the specifications for such Products supplied by Seller either in the Seller's most recent catalog or otherwise
("Specifications").

       5. PRICES. (a) The price, excluding all state, federal and local taxes, for all Products during the term of this Agreement shall be as detailed in EXHIBIT "A", as the same may be changed from time to time in accordance with (b) below. In any calendar year in which the aggregate purchase price for Products purchased equals or exceeds $6,000,000, Seller shall credit Purchaser's account within 30 days of the end of such calendar year in the following amounts of the aggregate purchase price paid for Products ("Earned Rebate") during such calendar year:

                                             PERCENTAGE REBATE APPLIED TO ALL
AGGREGATE PRODUCT PURCHASES                  PRODUCTS PURCHASED IN CALENDAR YEAR
---------------------------                  -----------------------------------

      Up to $5,999,000                                      0%
(greater than or equal to) $6,000,000 but
(less than or equal to) $6,999,999                         10%

(greater than or equal to) $7,000,000 but
(less than or equal to) $7,999,999                         11%

(greater than or equal to) $8,000,000 but
(less than or equal to) $8,999,999                         12%

(greater than or equal to) $9,000,000 but
(less than or equal to) $9,999,999                         13%

(greater than or equal to) $10,000,000 or more             14%


provided, however, that such account shall not be so credited unless and until all payments have been made necessary to bring Purchaser's accounts current in accordance with their terms. All purchases in December 2001 shall be used in the calculating of the Earned Rebate for calendar year 2002. Prices are FOB Purchaser's dock, with the terms of payment being 60 days net for lamp Products not subject to the Consignment Agreement and the terms referred to in paragraph
4.03 of the Consignment Agreement (being 55 days net).

          (b) Seller represents the price as set forth on Exhibit A for each Product, assuming the Purchaser qualifies for the Earned Rebate, is not greater than the lowest pricing given by Seller to any customer other than General Electric, OSRAM/Sylvania or Phillips (the "Lamp Companies"). With respect to the price for any Product added to Exhibit A, the price shall be set at an amount which, assuming the Purchaser qualifies for the Earned Rebate, is not greater than the lowest pricing given to any customer other than the Lamp Companies. Not less than thirty (30) days prior to the end of each calendar year, if the Seller has raised or lowered prices for any Product during such calendar year, the Seller may raise, and shall lower, the price for such Product to the Purchaser for the following calendar year, provided that the price for such Product after such change, assuming the Purchaser qualifies for the Earned Rebate, shall not be greater than the lowest pricing given to any customer other than the Lamp Companies for such Product.

       6. TERM. This Agreement shall become effective on the date first above written and shall, unless terminated earlier pursuant to the terms of this Agreement, have a term of five (5) years.

       7. TERMINATION.

       (a) Purchaser may terminate this Agreement if Seller fails to deliver to Purchaser, within sixty (60) days of the date specified in any purchase order of Purchaser (which specified date shall not be prior to the date such purchase order is received by Seller) qualified, existing Products complying with the specifications applicable to such order; PROVIDED, HOWEVER, if failure of delivery is caused by an event beyond the reasonable control of Seller and without the gross negligence of Seller, then the sixty (60) day period shall be extended to one hundred eighty (180) days.

       (b) Seller may terminate this Agreement at any time following a change of control of Purchaser. For purpose of this provision, "change of control" shall mean that the shareholders named in Schedule 1.4 to the Stock Redemption and Purchase Agreement dated November 8, 2001 between Purchaser, ADLT, et al., and their linear descendants, shall cease to maintain beneficial ownership of at least 50% of the voting power of Purchaser.

       (c) Either party may terminate this Agreement upon prior written notice to the other party in the event of the occurrence of a material breach by the other party of any of the terms and conditions of this Agreement, which breach has continued unremedied for thirty (30) days after receipt of notice thereof (which notice shall specify the material breach) or upon termination of the Consignment Agreement.

       8. PROPRIETARY INFORMATION.

       (a) For purposes of this Agreement, the term "Proprietary Information" is understood to mean technical information and data made available by one party to the other in written, machine recognizable, graphic or sample form including, without limitation, drawings, photographs, sketches, models, mockups, and design or performance specifications, provided such information is clearly and conspicuously labeled with "Proprietary Information" or other equivalent legend. Proprietary Information is also understood to include such information and data disclosed orally or visually, provided that it is identified at the time of disclosure as proprietary and, provided further, that within thirty (30) days thereafter, a written summary of such oral or visual disclosure bearing the aforesaid type of label or legend, is provided to the receiving party.

       (b) Proprietary Information furnished hereunder shall be:

           (1) used by the receiving party solely for the purpose of this Agreement; and

           (2) held in confidence for the term of this Agreement and two (2) years after its termination.

Such Information shall not, without prior written consent of the disclosing party, be used in connection with the manufacture or purchase of metal halide lamp or power products for or from any third party or for any other purpose unrelated to this Agreement. Moreover, within the receiving party, dissemination of Proprietary Information will be restricted to those employees who have been informed of the terms and conditions hereof.

       (c) Notwithstanding the above stated obligations of restricted use and confidentiality, the receiving party will not be liable for disclosure or use of such party of the information which it can establish by tangible evidence:

           (1) was rightfully in its possession or known to it prior to receipt from the disclosing party;

           (2) is or becomes known to the public (without breach of the receiving party's obligations hereunder);

           (3) was rightfully acquired by the receiving party from a third party, which generated such information independently of Proprietary Information;

           (4) was necessarily disclosed by its use or embodiment in a product that has been placed in commerce by the disclosing party; or

           (5) was independently developed by the receiving party provided that the person or persons developing the same have not had access to Proprietary Information.

       (d) All Proprietary Information shall remain the property of the disclosing party. Upon demand, all Proprietary Information and any copies shall be immediately returned, including any written notes which may have been made regarding same, to the disclosing party.

       (e) No rights or obligations other than those expressly recited herein are to be implied. No license is hereby granted or implied, by estoppel or otherwise, under any patents (existing or future) or for any use of Proprietary Information except such use as is expressly contemplated by this Agreement and the License Agreement.

       9. WARRANTY. Seller will provide its standard warranty with respect to any Products sold hereunder. This warranty does not apply to defects caused by abuse, misuse, neglect, improper application, or alteration. This warranty shall apply to Products, which are first claimed to be defective within one year after their date of delivery to Purchaser. Purchaser's customers will be offered promotional end-user warranties extended to customers of Seller's other customers.

SELLER MAKES NO OTHER WARRANTIES OTHER THAN THOSE SET FORTH HEREIN AND THESE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

       Seller's obligation under this warranty is expressly limited to replacement of Products involved, or if Seller is unable to replace such Products, to refund the then current market sales price for the Products involved. The alternative remedies granted herein shall be Purchaser's, and anyone claiming under or through Purchaser, exclusive remedies. Seller will not be liable in any case for any loss of use, revenue, or profit, or any consequential damages arising out of, in connection with, or resulting from, the Products or any defects therein, even if Seller has been advised of the possibility of such potential damages.

       10. INSPECTION. All Products shall be subject to inspection. If any of the Products are not in conformity with the Specifications, Purchaser in addition to any other rights it may have, may (a) reject the Products and return them or (b) re-inspect the Products at Seller's expense. If Purchaser does not inspect the Products or give notice of their rejection within thirty (30) days after their receipt, such Products shall be considered accepted. Purchaser's failure to inspect or reject any products shall not relieve Seller from its obligations under this Agreement.

       11. GENERAL.

       (a) The failure of each party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party thereafter to enforce each and every such provision. Any waiver must be in writing, signed by the party to be bound thereby. Any waiver of any term or condition of this Agreement shall not be construed to be a waiver of any other term or condition or a waiver of the same term and condition subsequently to be kept and performed.

       (b) Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any party without the prior written consent of each other party; PROVIDED, HOWEVER, that Seller may assign its rights and obligations in whole or in part to an entity acquiring the metal halide lamp manufacturing business of Seller or the power supply manufacturing business of the subsidiaries of ADLT, as applicable, without prior written consent of Purchaser, if the proposed assignee accepts in writing the provisions of this Agreement and becomes, in all respects, bound thereby in the place and stead of Seller with respect to the business so acquired.

       (c) Except with regard to the provisions of the Consignment Agreement as to power supply Products, this Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings and/or agreements.

       (d) This Agreement may not be modified except in writing signed by an authorized representative of each party hereto.

       (e) The headings of the various Articles of this Agreement are inserted only for the convenience of the parties in locating a particular provision and shall not limit or be utilized in construing the meaning of any Article.

       (f) The law of the State of Ohio shall govern the interpretation and application of this Agreement without regard to its conflicts of law provisions.

       (g) All notice under this Agreement shall be in writing and directed to the parties hereto at the address below:

           For Purchaser:

               Ruud Lighting, Inc.
               9201 Washington Ave.
               Racine, WI 53406
               Attention:  _________________

          For Seller:

               Advanced Lighting Technologies, Inc.
               32000 Aurora Road
               Solon, OH 44139
               Attention:  Steven C. Potts, CFO

or at such other address which the parties may hereafter specify by written notice.

       (h) Sections 8 and 9 shall survive any termination of this Agreement.

       12. ENTIRE AGREEMENT. This Agreement, the Consignment Agreement and the Exhibits attached hereto and thereto contain the entire and only agreement between the parties with regarding to the subject matter hereof, there being merged herein all prior and collateral representations, promises and conditions in connection with said matter and any representation, promise or condition not, incorporated herein or made a part hereof shall not be binding upon any party.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.

RUUD LIGHTING, INC.                       VENTURE LIGHTING INTERNATIONAL, INC.


By:                                       By:
     -----------------------------------      ----------------------------------

Title:                                    Title:
        --------------------------------         -------------------------------



ADVANCED LIGHTING TECHNOLOGIES, INC.


By:
     -----------------------------------

Title:
        --------------------------------

Exhibit A Omitted

Exhibit A contains a price list by SKU. Copies of Exhibit A will be provided to the Securities and Exchange Commission upon request.

                                                              EXHIBIT "B" TO
                                                              COMPONENT PURCHASE
                                                              AGREEMENT

                              CONSIGNMENT AGREEMENT

         THIS CONSIGNMENT AGREEMENT is made this 3rd day of December, 2001 between VENTURE LIGHTING INTERNATIONAL, INC., an Ohio corporation having its principal business at 32000 Aurora Road, Solon, Ohio 44139, hereinafter referred to as the "Consignor," and RUUD LIGHTING, INC., a Wisconsin corporation, having its principal place of business at 9201 Washington Avenue, Racine, WI 54406, hereinafter referred to as the "Consignee."

         IN CONSIDERATION of the Consignor agreeing to deliver, and the Consignee agreeing to receive, on consignment certain goods more particularly described in Schedule "A" as inventory for the purposes of manufacturing finished goods, the parties agree as follows:

                          ARTICLE ONE - INTERPRETATION

1.01     In this Agreement:

(a) "Component Purchase Agreement" means the Component Purchase Agreement of even date herewith by and among Consignee, Consignor and Advanced Lighting Technologies, Inc., as it may be amended from time to time;

(b) "Consignment Price" means the price of each Good consigned under this Agreement at the time sold in accordance with this Agreement and charged to the Consignee in accordance with the terms of the Component Purchase Agreement;

(c) Any reference to "Funds" herein shall be deemed to be a reference to United States Dollars;

(d) "Goods" means goods of a type or kind described in Schedule "A", or as may be agreed, to by the parties in writing from time to time, (including replacement parts in respect of any such Good) that may be ordered from time to time by the Consignee from the Consignor by purchase order issued under and in accordance with the terms of this Agreement; provided, however, with respect to lamps covered by the Component Purchase Agreement, Goods shall include lamps which the Consignor cannot maintain 90% on-time delivery performance for next business day delivery for orders placed in the morning of any business day.

(e) "Net Invoice Price" shall mean the total price at which an order is invoiced to the Consignee, including any increase or decrease in the total amount of the order, but excluding shipping and mailing costs, taxes and insurance;

(f) "Sale" shall, for the purposes of invoicing, be deemed to have occurred at such time as the Goods are incorporated into the manufactured or assembled subassemblies or finished products of the Consignee; and

(g) All accounting terms have the same meaning as are applied to those terms in accordance with generally accepted accounting principals.

                      ARTICLE TWO - CONSIGNMENT AND DELAY

         2.01 From time to time, the Consignor shall consign to the Consignee such Goods as may be ordered by the Consignee, and all such deliveries of Goods shall be received and held in trust in the custody of the Consignee on consignment as the bailee for the Consignor in accordance with the terms and conditions of this Agreement.

         2.02 Until sold in accordance with this Agreement and incorporated into the product of the Consignee, the title in any Good delivered to the Consignee shall remain vested in the Consignor.

         2.03 To conform with Uniform Commercial Code requirements, the Consignor shall file a UCC Financing Statement against the Consignee listing the Goods shown in Schedule "A" attached hereto. In addition, the Consignor shall provide written notice to all of the Consignee's creditors, which hold a perfected security interest in the Consignee's inventory. A complete list of such creditors has been supplied by the Consignee and is attached hereto as Schedule "B" and incorporated herein by this reference.

         2.04 Delivery of the Goods shall be made by the Consignor at the place of business of the Consignee first set forth above, or such other place of business that may be agreed between the parties at the time of ordering the Goods.

         2.05 Goods shipped on orders of 1,320 ballasts shall be F.O.B. the Consignee's place of business. For orders consisting of less than 1,320 ballasts shall be F.O.B. Consignor's place of manufacture. Lamps shall be F.O.B. Consignee's place of business.

                          ARTICLE THREE - CARE OF GOODS

         3.01 The risk of any theft, loss, damage or destruction of the Goods while they are in the custody of the Consignee shall be on the Consignee, who indemnifies and shall save the Consignor harmless from any loss or damage arising therefrom, and where any Goods are lost, damaged, stolen or destroyed, the parties agree that the liquidated damages to which the Consignor shall be entitled by reason thereof shall be equal in all cases to the Consignment Price of the Goods.

         3.02 The Consignee shall insure and keep insured, under an insurance policy issued by a licensed insurance company reasonably acceptable to the Consignor, all of the Goods for the Consignment Price against loss or damage by theft, fire and such other perils as the Consignor may require and deliver to the Consignor a Certification of Insurance showing the Consignor as an additional named insured for the Consignment Price of the Goods that are in the custody of the Consignee and which acknowledges the Consignor's first ranking security over the Goods.

         3.03 The Consignee shall exercise the same degree of care in storing and caring for the Goods as a reasonable and prudent person would exercise in storing and caring for his own goods, and in respect thereto the Consignee shall provide proper storage facilities which are secure, clean and dry for all Goods that are in its custody, which facilities shall meet or exceed any storage requirements or standards specified by the Consignor from time to time and Consignee shall use it best efforts to rotate all Goods on a first-in first-out basis.

                  ARTICLE FOUR - PURCHASE ORDERS AND INVOICING

         4.01 Annually the Consignee shall issue a utilization estimate of Goods listing its annual requirements for the next 12 months and the utilization schedule for same. The Consignor agrees to deliver sufficient Goods to the Consignee to maintain approximately two month's requirements of consigned Goods of the Consignee as set out in the estimate. The Consignee shall provide quarterly updates to the estimate.

         4.02 The Consignee shall complete and forward monthly, not later than the third business day of each month to the Consignor a consignment inventory report listing the total consumption of consigned Goods by the Consignee for the previous calendar month.

         4.03 The Consignor shall invoice the Consignee monthly on the basis of the Goods, which have been used by the Consignee as reported in the consignment report. Payment terms are net 55 days from the last day of the calendar month of the Sale.

         4.04 The Consignor and Consignee agree that an inventory count of the Goods shall be made not less than once a year. The parties shall make a year-end adjustment to the consignment inventory reports if required based on the result of the inventory count or audit, when one has been conducted. The Consignee grants the Consignor, the right to conduct an annual audit at Consignor's expense at Consignee's facility to verify the consignment inventory report.

         4.05 Consignee agrees to pay all the taxes, if any, levied or based upon the delivery and sale of the Goods to the Consignee, including any sales or use tax, except for any tax levied levied or based upon the income of the Consignor. Consignee hereby certifies that it holds a valid processing exemption certificate issued by the State of Wisconsin which is required as a condition for the avoidance of Wisconsin sales tax in connection with the sale of the Goods to the Consignee under this Agreement. The Consignee will provide the Consignor with a blanket exemption certificate entitling the Consignee to be treated by the Consignor as exempt from collection of such sales tax on the sale of the Goods to the Consignee.

                       ARTICLE FIVE - RIGHT TO POSSESSION

         5.01 All Goods in the custody of the Consignee shall be stored so as to keep them identifiable at all times and not intermingled with the Consignee's other goods.

         5.02 Upon default of the terms of the Agreement or its termination, the Consignee shall return all of the Goods then in the custody of the Consignee. Should the Consignee fail to return the (Goods within fifteen (15) days of such request, the Consignor may enter into any place where the Goods are stored and may take possession of and remove all or any of the Goods.

         5.03 Where any Goods are returned under subsection 5.02:

              (a) the cost of shipment and the risk of any theft, loss, damage, or destruction of the Goods while they are in transit shall be borne by the Consignee; and

              (b) the Goods shall be returned to the Consignor's nearest place of business.

                  ARTICLE SIX - COVENANTS BY CONSIGNEE

         6.01 The Consignee covenants that, as long as this Agreement is outstanding, it shall:

              (a) remit punctually to the Consignor all amounts held in trust by the Consignee with respect to any Goods in accordance with the invoicing terms set out in Article Four;

              (b) offload any Goods received from the Consignor within 24 hours after receipt of shipment and hold and care for the Goods in accordance with this Agreement and any specific instructions given by the Consignor from time to time, but all such instructions shall be consistent with this Agreement;

              (c) observe all laws and conform to all valid requirements of any governmental authority with respect to all or any part of the storage, display, sale or any other matter concerning the Goods;

              (d) defend the Goods against the claims and demands of all other parties claiming to have an interest therein;

              (e) not assert against the Consignor or any person claiming under the Consignor any claim to or right of ownership or lien in or upon the Goods, or create or purport to create any mortgage, charge, lien, security interest or other encumbrance upon the Goods or any part thereof in favour of any other person;

              (f) from time to time upon reasonable request by the Consignor do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, financing statements, transfers and assurances in law as the Consignor shall require:

                       (i) to perfect the rights of the Consignor in or on all or part of the Goods;


                       (ii) to give public notice of the Consignor's retention of title to the Goods delivered to the Consignee by the Consignor hereunder; or

                           (iii) to carry into effect the intentions of the parties as set out in this Agreement;

                  (g) refrain from and prevent waste from being committed on or against the Goods (reasonable wear and tear excepted), and maintain the Goods in good order and repair to the reasonable satisfaction of the Consignor;

                  (h) forthwith on the happening of any theft, loss, damage or destruction of the Goods furnish at is own expense all necessary proofs and do all necessary acts to enable the Consignor to obtain payment of the insurance money;

                  (i) keep accurate records of account with respect to its own business and maintain those records in accordance with generally accepted accounting principles, and in particular:

                           (i) to, on a prearranged day of each month, make and deliver to the Consignor a report in the form prescribed by the Consignor detailing all sales of Goods to the Consignee during the month and reporting on the number of Goods remaining and held on consignment,

                           (ii) to maintain a daily perpetual consignment inventory, and

                           (iii) take a physical inventory count of the Consignor's products when requested, not to exceed twice per calendar year; and

                  (j) permit the Consignor, by its officers or agents, to enter the premises of the Consignee and to:

                           (i) inspect the records of the Consignee relating to the Goods and to make extracts therefrom;

                           (ii) inspect the Goods that are at any particular time in its custody and the manner of their storage end display;

                           (iii) conduct an inventory count of the Goods held by the Consignee at least once a year; and

                           (iv) permit the Consignor to conduct an audit of the records of the Consignee relative to the Goods.

         6.02 The Consignee covenants to notify the Consignor promptly of:

                  (a) any change in:

                           (i) the general nature of its business; or

                           (ii) the location or condition of the Goods;

                  (b) the details of any claims or litigation which may have a material affect on the Consignee;

                  (c) any damage to the whole or a material part of the Goods;
                  or

                  (d) any material adverse change in the financial or other condition of the Consignee or of the Consignee and its subsidiaries taken as a whole since the date of this Agreement which affects or is likely to affect the ability of the Consignee to perform its obligations under this Agreement.

                    ARTICLE SEVEN - MANNER OF GIVING NOTICE

         7.01 Any notice, instruction or document required or permitted to be given or served by this Agreement or by law may be given personally or by telex or fax (where the intended recipient is equipped to receive such a form of telecommunication) or by prepaid courier or regular mail to the intended recipient at the addresses as stated below and either party may by notice given in accordance with this subsection change its address for the purposes of this subsection.

         7.02 Any notice shall be deemed (in the absence of evidence of prior receipt) to have been received by the intended recipient the same day if personally served, the next business day if sent by telex or fax, and on the fifth (5th) business day next following when sent by mail or courier.

         7.03 To the Consignor:

                  Venture Lighting International, Inc.
                  32000 Aurora Road
                  Solon, OH 44139
                  Attn:  ___________________________
                  Fax:  440-________________________

                  If to the Consignee:

                  Ruud Lighting, Inc.
                  9201 Washington Avenue
                  Raccine, WI 53406
                  Attn:______________________________
                  Fax:_______________________________

                  ARTICLE EIGHT - GENERAL

         8.01 This Agreement shall not be deemed to be or construed as having been amended as a result of any oral communication between the parties or as a result of any practice of the parties, but all amendments to this Agreement shall be in writing and shall be signed by both parties, but all amendments to this Agreement shall be in writing and shall be signed by both parties, provided that any such amendment may be executed in counterpart form.

         8.02 This Agreement shall continue until either party agrees to terminate this Agreement as provided for herein.

         8.03 Except as provided in Section 8.04, this Agreement shall be in force so long as the Component Purchase Agreement has not been terminated.

         8.04 Either party may terminate this Agreement upon the occurrence and continuance of any material default by the other party, which default continues 45 days after written notice of such default.

         8.05 The rights of the Consignee under this Agreement are personal to the Consignee and neither the benefits nor the obligations of the Consignee under this Agreement may be assigned.

         8.06 All rights of the Consignor under this Agreement shall enure to the benefit of its successors or assigns.

         8.07 This Agreement shall be governed by the laws of the State of Ohio applicable therein and the parties hereto agree to the jurisdiction of the State of Ohio.

         8.08 The Consignee acknowledges the receipt of a true copy of this Agreement signed by the Consignor.

         IN WITNESS WHEREOF the parties hereto have set their hands and affixed their seals on the day and year first above written.

                                        VENTURE LIGHTING INTERNATIONAL, INC.

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                        RUUD LIGHTING, INC.

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                                                    EXHIBIT E(2)

                           FIXTURE PURCHASE AGREEMENT

         THIS AGREEMENT is entered into as of the __ day of December 2001, by and between RUUD LIGHTING AUSTRALIA, [INSERT INFO], and RUUD LIGHTING NEW ZEALAND, [INSERT INFO] (Collectively, "Purchaser"), and RUUD LIGHTING, INC., a Wisconsin corporation, having offices at 9201 Washington Ave., Racine, WI 53406 ("Seller").

                                   WITNESSETH:

         WHEREAS, each Purchaser is a wholly-owned subsidiary of ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation ("ADLT"), and has purchased certain lighting fixtures from Seller, which is a former subsidiary of ADLT, in the past for use in its business; and

         WHEREAS, Purchaser and Seller have agreed to set forth the terms of future sales of lighting fixtures by Seller to Purchaser in this Fixture Purchase Agreement,

         NOW THEREFORE, in consideration of the foregoing, and the mutual promises hereinafter contained, the parties hereto agree as follows:

         1. DEFINITIONS. For purposes of this Agreement:

         "Products" shall mean lighting fixtures that are purchased for resale by Purchaser, and such other products that are listed on EXHIBIT "A", as such exhibit may be updated from time to time by mutual agreement of the parties.

         2. SCOPE. All purchases of Products by Purchaser shall be subject to the terms and conditions of this Agreement. In the event of any inconsistency between any provisions of Purchaser's purchase orders or releases (except provisions specifying the types and quantities ordered, delivery dates and the method of shipment), or any provisions of any Seller's quotation, proposal, acknowledgment, acceptance, invoice, or any other writing issued in connection herewith and this Agreement shall prevail.

         3. SALE AND PURCHASE OBLIGATIONS. During the term of this Agreement, Seller agrees to sell to Purchaser up to one hundred percent (100%) of Purchaser's requirements for Products. Seller shall cooperate with Venture Lighting International, Inc. ("VLI") in combining shipments of Products and products of VLI to enhance the frequency of full containers to Purchaser.

         4. SPECIFICATIONS. All Products supplied by Seller shall be in the form of, and must strictly conform to, the specifications for such Products supplied by Seller either in the Seller's most recent catalog or otherwise
("Specifications").

         5. PRICES. The price, excluding all state, federal and local taxes, for all Products during the term of this Agreement shall be Seller's standard cost, used in preparation of its financial statements in accordance with generally accepted accounting principles, as the same may be changed from time to time, plus 20%. Prices are FOB Seller's's dock, with the terms of payment being ninety
(90) days net from the date of shipment; provided, however, that no shipments will be made at less 1 than full-container surface shipment rates without prior consent of Purchaser.

         6. TERM. This Agreement shall become effective on the date first above written and shall, unless terminated earlier pursuant to the terms of this Agreement, have a term of five (5) years.

         7. TERMINATION.

         (a) Purchaser may terminate this Agreement if Seller fails to deliver to Purchaser, within one hundred twenty (120) days of the date specified in any purchase order of Purchaser (which specified date shall not be prior to the date such purchase order is received by Seller qualified, existing Products complying with the specifications applicable to such order; PROVIDED, HOWEVER, if failure of delivery is caused by an event beyond the reasonable control of Seller and without the gross negligence of Seller, then the one hundred twenty (120) day period shall be extended to one hundred eighty (180) days.

         (b) Either party may terminate this Agreement upon prior written notice to the other party in the event of the occurrence of a material breach by the other party of any of the terms and conditions of this Agreement, which breach has continued unremedied for thirty (30) days after receipt of notice thereof (which notice shall specify the material breach).

         8. PROPRIETARY INFORMATION.

         (a) For purposes of this Agreement, the term "Proprietary Information" is understood to mean technical information and data made available by one party to the other in written, machine recognizable, graphic or sample form including, without limitation, drawings, photographs, sketches, models, mockups, and design or performance specifications, provided such information is clearly and conspicuously labeled with "Proprietary Information" or other equivalent legend. Proprietary Information is also understood to include such information and data disclosed orally or visually, provided that it is identified at the time of disclosure as proprietary and, provided further, that within thirty (30) days thereafter, a written summary of such oral or visual disclosure bearing the aforesaid type of label or legend, is provided to the receiving party.

         (b) Proprietary Information furnished hereunder shall be:

(1)      used by the receiving party solely for the purpose of this Agreement;
         and

         (2) held in confidence for the term of this Agreement and two (2) years after its termination.

Such Information shall not, without prior written consent of the disclosing party, be used in connection with the manufacture or purchase of lighting fixtures for or from any third party or for any other purpose unrelated to this Agreement. Moreover, within the receiving party, dissemination of Proprietary Information will be restricted to those employees involved in performance of this Agreement and who have been informed of the terms and conditions hereof.

         (c) Notwithstanding the above stated obligations of restricted use and confidentiality, the receiving party will not be liable for disclosure or use of such party of the information which it can establish by tangible evidence:

                  (1) was rightfully in its possession or known to it prior to receipt from the disclosing party;

                  (2) is or becomes known to the public (without breach of the receiving party's obligations hereunder);

                  (3) was rightfully acquired by the receiving party from a third party, which generated such information independently of Proprietary Information;

                  (4) was necessarily disclosed by its use or embodiment in a product that has been placed in commerce by the disclosing party; or

                  (5) was independently developed by the receiving party provided that the person or persons developing the same have not had access to Proprietary Information.

         (d) All Proprietary Information shall remain the property of the disclosing party. Upon demand, all Proprietary Information and any copies shall be immediately returned, including any written notes which may have been made regarding same, to the disclosing party.

         (e) No rights or obligations other than those expressly recited herein are to be implied. No license is hereby granted or implied, by estoppel or otherwise, under any patents (existing or future) or for any use of Proprietary Information except such use as is expressly contemplated by this Agreement and the License Agreement.

                           9. WARRANTY. Seller will provide its standard
                  warranty with respect to any Products sold hereunder. This warranty does not apply to defects caused by abuse, misuse, neglect, improper application, or alteration. Seller may require the return of Products claimed to be defective for examination. This warranty shall apply to Products, which are first claimed to be defective within one year after their date of delivery to Purchaser.

SELLER MAKES NO OTHER WARRANTIES OTHER THAN THOSE SET FORTH HEREIN AND THESE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         Seller's obligation under this warranty is expressly limited to replacement of Products involved, or if Seller is unable to replace such Products, to refund the then current market sales price for the Products involved. The alternative remedies granted herein shall be Purchaser's, and anyone claiming under or through Purchaser, exclusive remedies. Seller will not be liable in any case for any loss of use, revenue, or profit, or any consequential damages arising out of, in connection with, or resulting from, the Products or any defects therein, even if Seller has been advised of the possibility of such potential damages.

         10. INSPECTION. All Products shall be subject to inspection. If any of the Products are not in conformity with the Specifications, Purchaser in addition to any other rights it may have, may (a) reject the Products and return them or (b) re-inspect the Products at Seller's expense. If Purchaser does not inspect the Products or give notice of their rejection within thirty (30) days after their receipt, such Products shall be considered accepted. Purchaser's failure to inspect or reject any products shall not relieve Seller from its obligations under this Agreement.

         11. GENERAL.

         (a) The failure of each party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party thereafter to enforce each and every such provision. Any waiver must be in writing, signed by the party to be bound thereby. Any waiver of any term or condition of this Agreement shall not be construed to be a waiver of any other term or condition or a waiver of the same term and condition subsequently to be kept and performed.

         (b) Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any party without the prior written consent of each other party; PROVIDED, HOWEVER, that Seller may assign its rights and obligations in whole or in part to an entity acquiring the lighting fixture business of Seller, without prior written consent of Purchaser, if the proposed assignee accepts in writing the provisions of this Agreement and becomes, in all respects, bound thereby in the place and stead of Seller with respect to the business so acquired.

         (c) This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings and/or agreements.

         (d) This Agreement may not be modified except in writing signed by an authorized representative of each party hereto.

         (e) The headings of the various Articles of this Agreement are inserted only for the convenience of the parties in locating a particular provision and shall not limit or be utilized in construing the meaning of any Article.

         (f) The law of the State of Ohio shall govern the interpretation and application of this Agreement without regard to its conflicts of law provisions.

         (g) All notice under this Agreement shall be in writing and directed to the parties hereto at the address below:

                  For Purchaser:

                           ADD CONTACT INFO


                  For Seller:

                           Ruud Lighting, Inc.
                           9201 Washington Ave.
                           Racine, WI   53406
                           Attention: _________________


or at such other address which the parties may hereafter specify by written notice.

         (h) Sections 8 and 9 shall survive any termination of this Agreement.

         12. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto and thereto contain the entire and only agreement between the parties with regarding to the subject matter hereof, there being merged herein all prior and collateral representations, promises and conditions in connection with said matter and any representation, promise or condition not, incorporated herein or made a part hereof shall not be binding upon any party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.

RUUD LIGHTING AUSTRALIA, INC.               RUUD LIGHTING, INC.


By:                                          By:
         -------------------------                      -----------------------

Title:                                       Title:
         -------------------------                    -------------------------


RUUD LIGHTING NEW ZEALAND, INC.


By:
         ------------------------

Title:
         ------------------------

Schedules 2.1-5.7 Omitted



These Schedules contain more detailed information regarding the matters described in the corresponding sections. Copies of these schedules will be provided to the Securities and Exchange Commission on request.

                                  SCHEDULE 9.1

                        SPECIAL INDEMNITY SURVIVAL PERIOD

        Section                             Heading                                   Survival
        -------                             -------                                   --------
Section 3.2              Authorization and Enforceability                Three years

Section 3.4              Shares; Capitalization                          Three years but portion of
                                                                         representation that affects
                                                                         Buyers' title to all of the
                                                                         outstanding capital stock of RLI
                                                                         survives indefinitely

Section 3.9              Tax Matters                                     Statute of Limitations, plus
                                                                         90 days

Section 3.10             Business; Assets                                Title representation survives to
                                                                         Statute of Limitations, plus
                                                                         90 days

Section 3.20             Compliance with Environmental Laws              Five years

Section 3.21             Environmental Liabilities                       Five years

Section 3.22(c)          Shares; Capitalization                          Three years but portion of
                                                                         representation that affects
                                                                         Buyers' title to all of the
                                                                         outstanding capital stock of
                                                                         Kramer Lighting survives
                                                                         indefinitely

Section 3.22(e)          Tax Matters                                     Statute of Limitations, plus
                                                                         90 days

Section 3.22(g)          Assets                                          Title representation survives to
                                                                         Statute of Limitations, plus 90
                                                                         days

Section 3.22(l)          Environmental Laws                              Survives to statute of
                                                                         limitations, plus 90 days

Section 3.23(c)          Shares; Capitalization                          Three years but portion of
                                                                         representation that affects
                                                                         Buyers' title to all of the



                                                                         outstanding capital stock of Ruud
                                                                         Italy survives indefinitely

Section 3.23(e)          Tax Matters                                     Statute of Limitations, plus
                                                                         90 days